UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BMP SUNSTONE CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 28, 2011

To Our Stockholders:

You are cordially invited to attend the special meeting of the stockholders of BMP Sunstone Corporation, a Delaware corporation, which we refer to as the “Company,” which will be held at the offices of Morgan, Lewis & Bockius LLP at 1701 Market Street, Philadelphia, Pennsylvania 19103, on February 24, 2011, at 9:00 a.m, local time.

On October 28, 2010, we entered into a merger agreement providing for the acquisition of the Company by sanofi-aventis, a French société anonyme, which, together with its affiliates as the context requires, we refer to as “Sanofi.” If the acquisition is completed, you will be entitled to receive $10.00 in cash, without interest and less any required withholding taxes, for each share of the Company’s common stock you own. The aggregate purchase price for the Company is approximately $520.6 million on a fully diluted basis. At the special meeting, you will be asked to adopt the merger agreement and approve the merger of a wholly owned subsidiary of Sanofi with and into the Company. As a result of the merger, the Company will become a wholly owned subsidiary of Sanofi.

Our board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, and has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the holders of the Company’s common stock. Our board of directors unanimously recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement and approval of the merger.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully as it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted and the merger is approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock entitled to vote. If you fail to vote on the adoption of the merger agreement and approval of the merger, the effect will be the same as a vote against the adoption of the merger agreement and approval of the merger.

Please do not send your common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates. Whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, we urge you to vote, by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or you may vote through the Internet or by telephone as directed on the enclosed proxy card. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of the proxy cards.

If you are a stockholder of record of the Company, voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We look forward to seeing you at the special meeting.

Sincerely,

Martyn D. Greenacre
Chairman of the Board of Directors

January 28, 2011

600 W. Germantown Pike, Suite 400

Plymouth Meeting, Pennsylvania 19462

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 24, 2011

A special meeting of the stockholders of BMP Sunstone Corporation, a Delaware corporation, which we refer to as the “Company,” will be held at the offices of Morgan, Lewis & Bockius LLP at 1701 Market Street, Philadelphia, Pennsylvania 19103, on February 24, 2011, at 9:00 a.m, local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 28, 2010, as amended by the First Amendment to Agreement and Plan of Merger, dated as of November 22, 2010, which we refer to together as the “merger agreement,” by and among the Company, sanofi-aventis, a French société anonyme, which, together with its affiliates as the context requires, we refer to as “Sanofi,” and Star 2010, Inc., a Delaware corporation and a wholly owned subsidiary of Sanofi, which we refer to as “Merger Sub,” and approve the merger of Merger Sub, with and into the Company, with the Company continuing as the surviving corporation, as a result of which, among other things, each share of common stock of the Company outstanding immediately prior to the effective time of the merger (other than shares held by Sanofi, Merger Sub, the Company or its subsidiaries and by stockholders, if any, who validly perfect their dissenters’ rights under Delaware law) will be converted into the right to receive $10.00 in cash, without interest and less any required withholding taxes.

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger referred to in Item 1.

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Your vote is important, regardless of the number of shares of stock that you own. The adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. The proposal to adjourn the meeting to solicit additional proxies requires the affirmative vote of the holders of a majority of our common stock present and entitled to vote at the special meeting, whether or not a quorum is present.

Only holders of record of shares of our common stock at the close of business on January 14, 2011, the record date for the special meeting, are entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement of the meeting. All stockholders of record are cordially invited to attend the special meeting in person.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid (if mailed in the United States) envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Your failure to vote will have the same effect as a vote against the adoption of the merger agreement and the approval of the merger.

Stockholders who do not vote in favor of the adoption of the merger agreement and the approval of the merger will have the right to seek appraisal of the fair value of their shares of our common stock if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

Martyn D. Greenacre
Chairman of the Board of Directors

January 28, 2011

i

(continued)

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its appendices and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where Stockholders Can Find More Information.”

In this proxy statement, the terms “we,” “us,” “our,” “BMP Sunstone” and the “Company” refer to BMP Sunstone Corporation and, where appropriate, its subsidiaries. We refer to sanofi-aventis, together with its affiliates as the context requires, as “Sanofi,” Star 2010, Inc. as “Merger Sub,” Morgan, Lewis & Bockius LLP as “Morgan Lewis,” Stephens Inc. as “Stephens,” and Philadelphia Brokerage Corp. as “PBC.” We refer to the United States as “U.S.”

•	The Parties to the Merger (page 10)

The parties to the merger agreement are Sanofi, the Company and Merger Sub. For a description of the parties to the merger agreement, see “Parties Involved in the Proposed Transaction” beginning on page 10.

•	The Proposed Transaction (page 14)

The proposed transaction is the acquisition of the Company by Sanofi under the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of October 28, 2010, by and among the Company, Sanofi and Merger Sub. We refer to the Agreement and Plan of Merger in this proxy statement as the “merger agreement.” The acquisition will be effected by the merger of Merger Sub, a wholly owned subsidiary of Sanofi, with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of Sanofi. We refer to the proposed merger of Merger Sub into the Company as the “merger.” At the effective time of the merger, each issued and outstanding share of our common stock, other than shares held by Sanofi, Merger Sub, the Company or any of its direct or indirect subsidiaries and shares held by stockholders, if any, who validly perfect their dissenters’ rights under the Delaware General Corporation Law, which we refer to as the “DGCL,” will be converted into the right to receive $10.00 in cash, without interest and less any required withholding taxes, which we refer to in this proxy statement as the “merger consideration.” The total merger consideration that is expected to be paid in the merger is approximately $520.6 million on a fully diluted basis.

•	Treatment of Options and Warrants (page 54)

Each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment equal to $10.00 times the number of shares subject to the option, less the aggregate exercise price of the option and any required withholding taxes.

Each warrant to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger will be cancelled as of the effective time of the merger in exchange for a cash payment equal to $10.00 times the number of shares subject to the warrant, less the aggregate exercise price of the warrant and any required withholding taxes.

•	Recommendation of our Board of Directors and Reasons for the Merger (page 24)

Our board of directors (i) determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interest of the Company and its stockholders; (ii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger; (iii) directed that the merger agreement be submitted to the Company’s stockholders for adoption and approval; (iv) recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger, and (v) recommends that the holders of our common stock vote “FOR” the approval of any proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting.

For a discussion of the material factors considered by our board of directors in reaching their conclusions, see “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 24.

•	Opinion of Stephens (page 26)

In connection with the merger, our board of directors received an opinion from the Company’s financial advisor, Stephens, that as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to our stockholders. The full text of the written opinion of Stephens, dated October 28, 2010, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Stephens’ opinion was provided to our board of directors in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

Other details of the Company’s arrangement with Stephens are described under “The Merger—Opinion of Stephens” beginning on page 26.

•	Opinion of Philadelphia Brokerage Corporation (page 33)

In connection with the merger, our board of directors also received an opinion from the Company’s financial advisor, PBC, that as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to our stockholders. The full text of the written opinion of PBC, dated October 28, 2010, is attached to this proxy statement as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. PBC’s opinion was provided to our board of directors in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

Other details of the Company’s arrangement with PBC are described under “The Merger—Opinion of PBC” beginning on page 33.

•	Interests of Our Directors and Executive Officers in the Merger (page 42)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. Our board of directors was aware of these interests and considered that such interests may be different from or in addition to the interests of our stockholders generally, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that our stockholders vote for adoption of the merger agreement and approval of the merger. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	No Solicitation of Proposals (page 60)

In the merger agreement, we have agreed that we will not:

•

solicit, initiate or encourage, or take any other action to facilitate, any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or may reasonably be expected to constitute, any acquisition proposal from any third person or group;

•

enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information in furtherance of such inquiries or to obtain or with respect to, any proposal that constitutes, or may reasonably be expected to constitute, an acquisition proposal from any third person or group, or in response to any inquiries or proposals that may reasonably be expected to lead to any acquisition proposal from any third person or group; or

•	agree to approve, endorse or recommend any acquisition proposal from any third person or group.

Notwithstanding these restrictions, the merger agreement provides that if we receive an unsolicited acquisition proposal from a third party before the stockholder vote, that our board of directors reasonably believes is, or will lead to, a superior proposal, the Company may participate in discussions or negotiations regarding such acquisition proposal and furnish non-public information to third parties in connection with such acquisition proposal, provided that we and such third party enter into a confidentiality agreement meeting certain requirements and that we provide advance notice to Sanofi in accordance with the merger agreement.

If we receive a superior proposal, we may enter into an acquisition agreement with respect to the proposal provided that our board of directors believes it is a superior proposal.

•	Conditions to the Completion of the Merger (page 63)

Our obligations and the obligations of Sanofi to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of the following conditions:

•	adoption of the merger agreement and approval of the merger by our stockholders;

•

no injunction, restraint or prohibition by any governmental entity or other tribunal of competent jurisdiction which prohibits the consummation of the merger shall have been entered and continue to be in effect;

•

the People’s Republic of China’s, which we refer to as the “PRC,” Ministry of Commerce shall have issued a decision approving the merger under the PRC Anti-Monopoly Law and all applicable waiting and other time periods under other applicable foreign, federal antitrust, competition or fair trade laws or applicable laws, shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances in any relevant jurisdiction shall have been obtained; and

•

the parties shall have performed in all material respects their respective obligations required to be performed by them at or prior to the effective time of the merger and, subject to certain exceptions, the representations and warranties of each party shall be true and correct when made and as of the effective time of the merger, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on such party.

•	How the Merger Agreement May Be Terminated (page 65)

We and Sanofi may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. Other circumstances under which the Company or Sanofi may terminate the merger agreement are described under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 65. Under certain circumstances resulting in the termination of the merger agreement, we will be required to pay a termination fee of $20,800,000 to Sanofi.

•	U.S. Tax Considerations For Stockholders (page 47)

Generally, the merger will be taxable to our stockholders who are U.S. holders for U.S. federal income tax purposes. A U.S. holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in our common stock surrendered. A non-U.S. holder of our common stock generally will not be subject to U.S. federal income tax on any gain realized, subject to certain exceptions. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax consequences.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of our common stock. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where Stockholders Can Find More Information” beginning on page 73.

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will be held at the offices of Morgan, Lewis & Bockius LLP at 1701 Market Street, Philadelphia, Pennsylvania 19103, on February 24, 2011, at 9:00 a.m., local time.

Q:	What matters am I entitled to vote on at the special meeting?

A:	You are entitled to vote:

•	“for” or “against” the adoption of the merger agreement and the approval of the merger;

•

“for” or “against” the adjournment of the meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger; and

•	on such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement and approve the merger; and

•	“FOR” adjournment of the meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

You should read “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 24 for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement. See also “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 42.

Q:	What vote of stockholders is required to approve the merger agreement?

A:	For us to complete the merger, stockholders as of the close of business on the record date for the special meeting holding a majority of the outstanding shares of our common stock entitled to vote at the special meeting must vote “FOR” the adoption of the merger agreement and approve the merger. As of January 14, 2011, our directors and executive officers beneficially owned and are entitled to vote approximately 22% of our outstanding shares on a fully-diluted basis (17% on an undiluted basis). Under the terms of the Stockholder Support Agreement, dated as of October 28, 2010, by and among Sanofi, our directors and our executive officers, the parties to the agreement agreed to vote all of their shares of common stock “FOR” the adoption of the merger agreement and approval of the merger.

Q:	What vote of stockholders is required to adjourn the meeting, if necessary or appropriate to solicit additional proxies at the special meeting?

A:	The proposal to adjourn the meeting, if necessary or appropriate to solicit additional proxies, requires the approval of holders of a majority of our common stock present, in person or by proxy, at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on January 14, 2011, the record date for this solicitation, are entitled to receive notice of, attend and to vote at the special meeting. On the record date, approximately 44,192,503 shares of our common stock, held by approximately 50 stockholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of our common stock that are registered differently or are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered stockholder (that is, if you hold shares of our common stock in certificated form), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, which we refer to in this proxy statement as holding shares in “street name,” you should follow the separate voting instructions provided by the broker, bank or other nominee with the proxy statement. If you do not instruct your broker, bank or other nominee regarding the voting of your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

Q:	How do I vote in person at the special meeting?

A:	If you are a stockholder of record of the Company, which we refer to in this proxy statement as a “registered stockholder,” you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your shares in “street name,” you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or nominee.

Q:	Can I change my vote?

A:	You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy bearing a later date;

•

submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on February 23, 2011, or if the special meeting is adjourned or postponed, on the date before the meeting date; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit voting instructions by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:	Yes, but only if you provide voting instructions to your broker, bank or other nominee. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. If you do not provide voting instructions, your shares will not be voted and the effect will be the same as a vote “AGAINST” adoption of the merger agreement and approval of the merger.

Q:	Is it important for me to vote?

A:	Yes, since we cannot complete the merger without the affirmative vote of the majority of the holders of the shares of our common stock that are entitled to vote at the special meeting, your failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal. Our management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card will have the authority to vote the shares represented by duly executed proxies in their discretion.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal to adopt the merger agreement and approve the merger.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to adopt the merger agreement and approve the merger. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	Will I have appraisal rights as a result of the merger?

A:	Yes, but only if you comply with the specific requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Appendix D to this proxy statement and a summary of this provision can be found under “The Merger—Dissenters’ Rights of Appraisal” beginning on page 50 of this proxy statement. You will only be entitled to appraisal rights if you do not vote in favor of the merger and you comply fully with certain other requirements of Delaware law, including submitting a notice of your intention to seek appraisal prior to the special meeting. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $10.00 per share in cash, without interest and less any required withholding taxes, to be received by our stockholders in the merger.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the exchange agent in connection with the merger. You will receive cash for your shares from the exchange agent only after you comply with these instructions. If your shares of common stock are held for you in “street name” by your broker or other nominee, you will receive instructions from your broker or other nominee as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?

A:	No. Assuming the merger is completed, you will receive a letter of transmittal shortly thereafter with instructions informing you how to send your share certificates to the exchange agent in order to receive the merger consideration, without interest and less any applicable withholding tax. You should use the letter of transmittal to exchange your stock certificates for the merger consideration that you are entitled to receive as a result of the merger. Do not send any stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger as promptly as practicable after stockholder approval is obtained and after the satisfaction or, to the extent legally permitted, waiver of the conditions to the merger described under “Terms of the Merger Agreement—Conditions to the Merger” beginning on page 63. However, we cannot assure you that all conditions to the merger will be satisfied, or, if satisfied, as to the date by which they will be satisfied. The merger agreement provides that, with certain exceptions, either party may terminate the merger if it is not completed on or before April 28, 2011, the end date provided in the merger agreement.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger or the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson, Inc., our proxy solicitor, at 1-800-676-0281. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements, include without limitation, those relating to future actions, strategies, future performance and future financial results. Although we believe that the expectations underlying these forward-looking statements are reasonable, there are a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the Securities and Exchange Commission, which we refer to as the “SEC.” In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•

the current market price of our common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of our common stock;

•	the occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement;

•	under certain circumstances, we may have to pay a termination fee to Sanofi of $20,800,000;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•

the inability to complete the merger due to the failure to obtain regulatory approval with respect to the merger (including the failure to obtain such approval prior to April 28, 2011, the end date provided in the merger agreement);

•	the failure of the merger to close for any other reason;

•	our remedies against Sanofi with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

•	the proposed transactions may disrupt current business plans and operations and there may be potential difficulties in attracting and retaining employees as a result of the announced merger;

•	due to restrictions imposed in the merger agreement, we may be unable to respond effectively to competitive pressures, industry developments and future opportunities;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the costs, fees, expenses and charges we have, and may, incur related to the merger, whether or not the merger is completed; and

•	the matters discussed under “The Merger—Considerations Relating to the Proposed Merger” on page 40.

The foregoing sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to us is provided in our filings with the SEC available at the SEC’s web site at http://www.sec.gov, including our most recent filings on Forms 10-Q and 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements. Stockholders also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

BMP Sunstone

BMP Sunstone Corporation

600 W. Germantown Pike, Suite 400

Plymouth Meeting, Pennsylvania 19462

(610) 940-1675

BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in the PRC. Through its subsidiary Sunstone (Tangshan) Pharmaceutical Co., Ltd., the Company manufactures leading pediatric and women’s health products sold in pharmacies throughout the PRC. The Company also markets a portfolio of products under exclusive multi-year licenses into China, primarily focused on women’s health and pediatrics, as well as provides pharmaceutical distribution services through subsidiaries in Beijing and Shanghai. The Company’s main office is in Beijing, with a U.S. office in Plymouth Meeting, Pennsylvania.

sanofi-aventis

174 Avenue de France

75635 Paris Cedex 13

France

+33 1 53 77 40 00

sanofi-aventis is a société anonyme incorporated under the laws of France. Sanofi is a diversified global healthcare leader focused on patient needs. Sanofi has six growth platforms: emerging markets, human vaccines, consumer healthcare, diabetes treatment, innovative pharmaceutical products and animal health. Sanofi is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY). Sanofi’s website is http://en.Sanofi-aventis.com.

Star 2010, Inc.

c/o Corporation Service Company

2711 Centerville Road, Suite 400

City of Wilmington, County of New Castle

Delaware 19808

Star 2010, Inc. is a Delaware corporation, which is wholly owned by Sanofi-Aventis Europe S.A.S., a directly wholly owned subsidiary of sanofi-aventis. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon the consummation of the proposed merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation. The address of the registered office of the Merger Sub is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.

THE SPECIAL MEETING

General Information

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on February 24, 2011, at 9:00 a.m., local time, or at any adjournments or postponements of the special meeting. The special meeting will be held at the offices of Morgan, Lewis & Bockius LLP at 1701 Market Street, Philadelphia, Pennsylvania 19103. The Company intends to mail this proxy statement and the accompanying proxy card on or about January 31, 2011 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to:

1.	Consider and vote upon a proposal to adopt the merger agreement among the Company, Sanofi and Merger Sub and approve the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation, as a result of which, among other things, each share of common stock of the Company outstanding immediately prior to the effective time of the merger (other than shares held by Sanofi, Merger Sub, the Company, its subsidiaries or stockholders, if any, who validly perfect their dissenters’ rights under Delaware law) will be converted into the right to receive $10.00 in cash, without interest and less any required withholding taxes.

2.	Consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

The Company does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting, however, the holders of the proxies, if properly authorized, will have authority to vote on these matters in their discretion.

Record Date, Quorum and Voting Power

Stockholders of record at the close of business on January 14, 2011 are entitled to notice of, and to vote at, the special meeting. On January 14, 2011, the outstanding voting securities consisted of 44,192,503 shares of the Company’s common stock. Each share of the Company’s common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of holders of our common stock must be present for the special meeting to be held. Holders of a majority of our common stock issued and outstanding and entitled to vote will constitute a quorum for the purpose of considering the proposal regarding adoption of the merger agreement and approval of the merger. If a quorum exists, then holders of a majority of the votes of the Company’s common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Alternatively, if no quorum exists, then holders of a majority of the stock present at the special meeting may adjourn the special meeting.

Vote Required for Approval

For us to complete the merger, holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting must vote “FOR” the adoption of the merger agreement and approval of the merger. The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the approval of holders of a majority of our common stock present in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

In order for your common stock to be included in the vote, if you are a registered stockholder (that is, if you hold one or more stock certificates for your common stock), you must submit your proxy and vote your shares by returning the enclosed proxy card, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement and approval of the merger and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Because adoption of the merger agreement and approval of the merger requires the affirmative vote of the majority of the shares of the Company’s common stock outstanding on the record date, failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” adoption of the merger agreement.

Voting by Directors and Executive Officers

As of January 14, 2011, our directors and executive officers beneficially owned and are entitled to vote approximately 22% of our outstanding shares on a fully-diluted basis (17% on an undiluted basis). Under the terms of the Stockholder Support Agreement, dated as of October 28, 2010, among Sanofi, our directors and our executive officers, the parties to the agreement have agreed to vote all of their shares of the Company’s common stock “FOR” the adoption of the merger agreement and approval of the merger.

Proxies; Revocation

If you vote your shares of the Company’s common stock by returning a signed proxy card by mail, or through the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and approval of the merger, “FOR” adjournment of the meeting, if necessary or appropriate to permit further solicitation of proxies, and, for any other matters properly brought before the special meeting for a vote, the persons named on the enclosed proxy card will have authority to vote the shares represented by duly executed proxies in their discretion.

If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit voting instructions by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.

You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462;

•	submitting a duly executed proxy bearing a later date;

•

if you voted by telephone or the Internet, by voting a second time by telephone or Internet, but not later than 11:59 p.m. (Eastern Time) on February 23, 2011, or if the special meeting is adjourned or postponed, on the date before the meeting date; or

•	by attending the special meeting and voting in person (simply attending the meeting will not constitute revocation of a proxy; you must vote in person at the meeting).

The Company does not expect that any matter other than the proposal to adopt the merger agreement and approve the merger and, if necessary or appropriate, the proposal to adjourn the special meeting will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named on the enclosed proxy card will have authority to vote the shares represented by duly executed proxies in their discretion.

Please do NOT send in your share certificates with your proxy card. If the merger is completed, stockholders will be mailed a transmittal form following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than an announcement made at the special meeting, if the adjournment is not for more than 30 days. If a quorum exists, then holders of a majority of the votes of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter may adjourn the special meeting. Alternatively, if no quorum exists, then holders of a majority of the stock present at the special meeting in person or represented by proxy may adjourn the special meeting. Any signed proxies received by the Company will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the proposal for the adjournment of the special meeting will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Stockholders who have already sent in their proxies may revoke them prior to their use at the reconvened special meeting following such adjournment in the manner described above. Broker non-votes, if any, will not have any effect on the vote for the adjournment of the special meeting, and abstentions, if any, will have the same effect as a vote “AGAINST” the adjournment of the special meeting.

The Proxy Solicitation

The board of directors of the Company is soliciting proxies in connection with the special meeting. Sanofi may also be deemed to be a participant in the solicitation. For information regarding an agreement among Sanofi, our executive officers and our directors under which such officers and directors have agreed, among other things, to vote or cause to be voted shares of the Company’s common stock in favor of the merger agreement and the merger, see “Stockholder Support Agreement” on page 67. The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile, e-mail, in person or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation therefor. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of the Company. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor as set forth below.

Georgeson Inc.

1-800-676-0281

THE MERGER

Background of the Merger

From time to time, members of the Company’s management and our board of directors have, with their financial and legal advisors, reviewed and evaluated strategic opportunities, joint ventures and other alternatives with a view to enhancing stockholder value. Over the last few years several parties, either directly or through financial advisors, including Sanofi, have approached David Gao, the Company’s Chief Executive Officer, other members of the Company’s management team and members of our board of directors from time to time about possible transactions involving the Company or certain of its assets.

During October 2009, Mr. Gao was approached by Samuel Thong of Morgan Stanley Asia Limited, Sanofi’s financial advisor (referred to in this section as Morgan Stanley), with regards to a potential joint venture opportunity.

At a meeting of our board of directors on October 27, 2009, the board authorized management to investigate investments into and with Sunstone (Tangshan) Pharmaceutical Co., Ltd., which we refer to as Sunstone.

On November 2, 2009, Mr. Gao contacted Morgan Stanley in order to measure Sanofi’s interest in potential joint venture opportunities and/or the potential purchase of the Company’s over-the-counter products business.

On November 4, 2009, the Company and Sanofi entered into a confidentiality and non-disclosure agreement to facilitate further investigation of expressions of interest in joint venture opportunities and/or the potential purchase of the Company’s over-the-counter products business.

Based upon the board authorization in October 2009 and Yanping Zhao’s, the Company’s Chief Operating Officer, knowledge of Party B, she requested Party B to contact Mr. Gao regarding potential business opportunities, and on November 22, 2009, Mr. Gao and Fred M. Powell, the Company’s Chief Financial Officer, met with Party B near their offices to discuss possible joint business opportunities in the PRC. This meeting generally involved discussion of possible joint venture activities but also touched on the possibility of the sale of certain of the Company’s assets.

On December 1, 2009, the Company and Party B entered into a confidentiality and non-disclosure agreement.

On December 4, 2009, the Company received from Sanofi, a written non-binding expression of interest in acquiring 100% of the outstanding shares of Sunstone, either directly or through the acquisition of 100% of the share capital in Sunstone China Limited, which we refer to as Sunstone China, and requesting an exclusive diligence period in which to pursue further negotiations and perform due diligence. Sanofi’s letter valued Sunstone China at approximately $400 million. After receipt of Sanofi’s letter, the Company engaged KPMG to analyze potential transactions involving the sale of Sunstone China and/or the Company as a whole.

Partially in response to the Sanofi proposal and in order to more effectively review and evaluate strategic opportunities and alternatives given the time differences involved, as well as to manage board resources as a result of contemporaneous management changes occurring at the Company, on December 14, 2009 our Board formed a committee, which we refer to as the strategic committee, consisting of Les R. Baledge, Jack M. Ferraro, David Gao, Martyn D. Greenacre and Daniel P. Harrington. The strategic committee was given full authority to act on behalf of the board of directors in connection with reviewing and evaluation strategic opportunities and engaging an investment bank. Meetings of the strategic committee and of our board of directors referenced throughout this section were typically attended by members of the Company’s management team, including Fred M. Powell, Zhijun Tong and Yanping Zhao.

On January 8, 2010, the strategic committee met and discussed the Company’s current operations, business and potential strategic alternatives. The strategic committee determined that to maximize opportunities to enhance stockholder value, the Company should contact potential strategic partners to assess their interest in either pursuing an acquisition of Sunstone China or in some other strategic transaction. At this meeting, the strategic committee received proposals from several investment banks to serve as financial advisor to the strategic committee.

On January 11, 2010, Messrs. Greenacre and Powell held another preliminary meeting with Arjun Oberoi of Sanofi and Morgan Stanley.

Following strategic committee discussions on January 12, 2010, Mr. Gao sent a letter to Sanofi acknowledging their interest in Sunstone China but also noting that the recent changes in Sunstone China’s management would delay our board of directors’ response to their letter. The response letter further informed Sanofi that the Company had retained KPMG to review tax structuring alternatives for the proposed transaction and that work to finalize year-end accounts and Sarbanes-Oxley compliance work would delay the commencement of any discussions or diligence.

On January 14, 2010, the strategic committee met and approved the engagement of Stephens to act as the strategic committee’s financial advisor and, on January 15, 2010, Messrs. Baledge, Gao, Greenacre and Powell held a conference call with Skip Clemmons and Marshall McKissack of Stephens (who we refer to as Stephens throughout this section) to discuss strategy and process going forward.

On January 19, 2010, Messrs. Baledge, Greenacre and Powell met with Stephens at an all-day meeting at Stephens’ office in Little Rock, Arkansas to further review Sanofi’s December 4, 2009 letter and the Company’s January 12, 2010 response. The group also discussed other potential buyers and the structure of the competitive process, potential terms of a transaction, fiduciary duties triggered by a potential transaction and tax work underway to evaluate the consequences of a potential sale of Sunstone China.

On January 22, 2010, the Company received a letter from Sanofi acknowledging the Company’s response letter and requesting that diligence on Sunstone China commence as soon as possible, including on-site diligence and site visits in the PRC.

On January 25, 2010, Stephens held a conference call with the strategic committee, excluding Messrs. Ferraro and Harrington, to further discuss the interaction with Sanofi. Stephens and the strategic committee determined that although it was important to maintain Sanofi’s interest, it was also important that the Company conduct an orderly process while it focused on completing a thorough tax analysis, its year-end SEC filings and on being in a position to commence a competitive process if the strategic committee decided to pursue a possible sale of Sunstone China or the Company. On January 26, 2010, this same group held another call to discuss all potential buyers for the Company and/or Sunstone China. Stephens and the strategic committee (excluding Messrs. Ferraro and Harrington) identified potential buyers other than Sanofi and Party B, all of which were multinational pharmaceutical companies with global presence and an existing or likely interest in expanding into Chinese markets. At this meeting, Stephens was authorized to commence outreach to Parties C, D, E, F, G and H. During February and March, 2010, Stephens contacted Parties C, D, E, F, G and H and assisted the Company with executing non-disclosure agreements with five of the additional six potential bidders. Party H did not sign a non-disclosure agreement with the Company and withdrew from the process.

On January 27, 2010, Stephens held a call with Morgan Stanley and Arjun Oberoi and Matthieu Merlin of Sanofi to discuss details regarding their potential offer to the Company and a path forward for diligence. Stephens reminded Sanofi that our board of directors intended to run a competitive process for any transaction contemplated.

On February 3, 2010, Mr. Powell was approached by Party B to discuss potential transactions between the Company and Party B. In response, our board of directors held a call with Stephens on February 4, 2010 to discuss the likely structure of an offer from Party B, the offer from Sanofi and the launch of a broader competitive process.

On February 5, 2010, Sanofi sent a letter to Mr. Gao, indicating that Sanofi was withdrawing its initial offer. Sanofi’s letter did not state any reasons for the withdrawal. However, on the same day, February 5, 2010, Morgan Stanley initiated a telephone discussion with Stephens whereby Morgan Stanley informed Stephens of Sanofi’s letter to Mr. Gao and indicated that Sanofi withdrew its initial offer in light of the intention of our board of directors to end the negotiated process with Sanofi and begin a competitive process. Morgan Stanley also indicated to Stephens that Sanofi may still be interested in the Company and would wish to be contacted when the competitive process formally commenced.

On February 12, 2010, Stephens, the strategic committee and Frank Hollendoner and John Stakes of our board of directors held a conference call to update Stephens on the communications from Party B. The strategic committee determined that Stephens should begin direct discussions with Party B.

On February 16, 2010, Messrs. Baledge, Greenacre and Powell held a conference call with Stephens and KPMG to discuss the potential U.S. tax implications of alternate transaction structures, including but not limited to transactions involving the purchase of the Company in its entirety or the purchase of only Sunstone China. The conclusion from the call was that all potential structures involving the sale of only Sunstone China involved significant U.S. tax leakage which would adversely impact stockholder value.

On February 17, 2010, Stephens and Party B held an introductory call in which Party B’s presence in the PRC and interest in the business of Sunstone China was discussed, along with Party B’s desired diligence approach.

On February 22, 2010, Stephens held an introductory call with Party C, which also expressed interest in a transaction with the Company and the desire to take part in any competitive process involving the Company.

On February 24, 2010, Party B transmitted to the Company a written preliminary non-binding indication of interest to acquire Sunstone China indicating an expected bid range of $300 to $375 million.

On March 4, 2010, Stephens and the strategic committee, excluding Messrs. Ferraro and Harrington, held an update call. Mr. Greenacre, the chairman of the Company’s board of directors, disclosed that he had been approached by two investment banks, representing Party C and Party D. Both Party C and Party D expressed interest in taking part in any competitive auction process involving the Company.

On March 12, 2010, our board of directors received from KPMG its initial report, which highlighted the potential negative U.S. tax consequences of a sale of only Sunstone China or a sale of only certain of the Company’s assets and further indicated that a sale of all of the Company’s securities would be the most advantageous transaction structure for the Company’s stockholders. At a meeting on March 12, our board of directors reviewed this information and was updated by Stephens on the general state of the auction process.

On March 25, 2010, Stephens held a call with the strategic committee, excluding Messrs. Ferraro and Harrington, to discuss the due diligence process to be offered to all participants in the competitive auction process, including access to a data room and access to Company management presentations.

Between March 31, 2010 and April 1, 2010, Stephens distributed a confidential memorandum regarding the Company’s business, including additional industry, operating and financial data, referred to in this section as the Business Memorandum, to seven potential bidders who had previously executed non-disclosure agreements with the Company.

On April 6, 2010, Stephens and the strategic committee, excluding Messrs. Ferraro and Harrington, held a meeting to discuss the timing and schedules of management presentations to Sanofi, Party B, Party C, Party D and all other potential bidders. The following day, Mr. Gao held a preliminary call with representatives of Party D to discuss a potential transaction and whether the transaction would be in the form of an asset transaction or a stock transaction for the purchase of the Company and all of its subsidiaries.

On April 8, 2010, the strategic committee, excluding Messrs. Ferraro and Harrington, held a call with Stephens to discuss Mr. Gao’s conversation with Party D.

On April 9, 2010, Stephens distributed bid process letters to the seven potential bidders who received the Business Memorandum, including Sanofi. Proposals were requested from all potential bidders by 5:00 p.m., Eastern Standard Time, on April 26, 2010. The bid process letters stated that the Company was not entering into exclusive negotiations with any potential bidder and that the Company was running a competitive process, enabling the Company the widest latitude in considering, negotiating and rejecting any offers received.

From late February leading up to the bid date of April 26, the Company received questions and additional information requests from all of the bidders involved in the process. The Company spent time providing written responses to the questions as well as supplemental information in a timely and efficient manner. Additionally, Albert Yeung, Messrs. Gao and Powell and Ms. Zhao participated in multiple verbal question and answer sessions with the bidders in advance of the bid date.

On April 13, 2010, Stephens held a call with Morgan Stanley to discuss the auction process.

On April 15, 2010, the strategic committee, excluding Messrs. Ferraro and Harrington, held a call with Party E to discuss a potential transaction, including a discussion of the overall status of each company’s business and the logic of a merger transaction between Party E and the Company.

During the week of April 19, 2010, Party D notified Stephens of its intention to withdraw from the bidding process. Also during the week of April 19, 2010, Stephens had discussions with Party F regarding submitting a bid by the April 26, 2010 deadline, but Party F did not submit a bid by the bid deadline. Party F did not participate further in the process.

On April 21, 2010, Stephens held a conference call with Party C’s financial advisor to discuss the diligence process. Also on April 21, 2010, Stephens and the strategic committee held a conference call with Morgan Stanley and Messrs. Oberoi, Merlin and Selena Kwek from Sanofi, informing Sanofi of the negative U.S. tax consequences to the Company and its stockholders of a sale of only Sunstone China.

On April 26, 2010, the Company received non-binding offers from Sanofi, Party B and Party C. Sanofi’s offer was for the Sunstone business only, but increased the valuation to $450 million. These initial bid values were in the range of $300 million to $450 million, which was the enterprise valuation range in the three initial bids for Sunstone China only.

On April 27, 2010, Stephens held an update conference call with the strategic committee, Messrs. Hollendoner and Yeung, Dr. Stakes and Morgan Lewis. The participants in the call discussed the potential bidders, ongoing diligence process and the preferred transaction structure for maximizing stockholder value. In light of the analyses from KPMG evaluating the relative U.S. tax consequences to the Company and its stockholders of a merger or stock sale of the Company in its entirety in comparison with a sale of only Sunstone China or a sale of only certain assets of the Company or its subsidiaries, the strategic committee determined that a merger or stock sale of the Company in its entirety was the preferred path forward and would likely be the best alternative to maximize value for the stockholders. Accordingly, the strategic committee directed Stephens to communicate to all potential bidders that bids for purchase of all of the Company’s common stock would be treated preferentially to bids to purchase one or more subsidiaries or specified assets of the Company.

On April 28, 2010, Stephens held a call with Party C’s financial advisor to discuss ongoing diligence and to communicate the strategic committee’s preference to receive bids for the purchase of the entire Company by means of a stock purchase. The following day, Stephens held calls with Morgan Stanley and Messrs. Oberoi and Merlin of Sanofi and Party B’s financial advisors both to discuss ongoing diligence and to communicate the strategic committee’s preferred structure of the transaction.

On May 3, 2010, our board of directors held a meeting after the Company’s annual meeting of stockholders. Representatives from Stephens, Morgan Lewis, KPMG and PBC were in attendance. Stephens summarized the bidding process to date, highlighting that Stephens had been in discussions with seven potential bidders and that three potential bidders had submitted written initial non-binding expression of interest by the April 26, 2010 due date. Our board of directors reviewed the three initial non-binding expressions of interest. Based on potential negative U.S. tax implications, which implications would negatively impact the value to the Company and its stockholders, of selling only Sunstone China as compared with a merger or stock sale of the Company in its entirety, the board of directors instructed Stephens to reiterate to these bidders, and to all potential bidders, the preference of the Company to receive bids for the purchase of the Company in its entirety and to ask the bidders to revise their expressions of interest accordingly. Our board of directors then reviewed the management presentation to be presented to all potential bidders during May, 2010.

At the May 3 meeting, Mr. Gao alerted our board of directors that Party I had approached Mr. Gao proposing possible strategic transactions with the Company. Further at this meeting, representatives of Morgan Lewis discussed with our board of directors its fiduciary duties in considering strategic alternatives, including a potential change of control acquisition of the Company. At the conclusion of the fiduciary duty discussion, our board of directors had an extensive discussion on the need for a strategic committee, including a review of our board of directors’ involvement to date and a discussion regarding Han Zhiqiang’s departure from the Company in January and the ongoing transition with Mr. Tong as the General Manager of Sunstone, at the conclusion of which it was determined that, even though full board of director participation at every meeting was not expected given the significant time difference, the strategic committee should be expanded to include the full board of directors so that all members of the board could participate in meetings discussing strategic alternatives of the Company and effectively assist management as necessary as the process evolved. In addition, our board of directors determined that, given Mr. Baledge’s extensive experience with mergers and acquisition transactions, he should serve as chair of the expanded strategic committee and be the principal contact for the financial advisors and attorneys between meetings of the strategic committee. Finally at this meeting, our board of directors discussed the potential retention of PBC to deliver a second fairness opinion relating to any transaction. This discussion involved, among other things, a discussion of PBC’s longstanding relationship with the Company and knowledge of its stockholders and the board’s desire to receive a fairness opinion from a party whose compensation was not contingent on the closing of a transaction. Our board of directors authorized the retention of PBC and directed the Company’s management to negotiate the terms of the engagement.

Beginning on May 5, 2010, the Company provided Sanofi, Party B and Party C with access to an online data room, which included confidential legal, financial and operational information regarding the Company. The information in the online data room, jointly managed by Stephens and E. J. McKay & Co., Stephens’ Chinese affiliates, was continuously updated and supplemented with additional information throughout the process.

On May 12, 14 and 27, 2010, Messrs. Baledge, Gao, Powell, Tong and Yeung and Ms. Zhao met at the New York offices of Morgan Lewis with Messrs. Oberoi, Merlin and other members of operating management of Sanofi, including Tom Kelly and Weiwei Chen, Party C and Party B, respectively, to give the management presentation and to discuss potential transactions. In these meetings, the Company’s management provided confidential financial and operational information about the Company’s business and answered questions posed by the potential bidders. The Company also communicated the strategic committee’s view that an offer for the purchase of the Company in its entirety would likely maximize value to the Company’s stockholders.

During May and early June, Party C and Party E each separately notified Stephens of their intention to withdraw from the bidding process.

On June 2, 2010, our board of directors held a meeting in order to review the bidding process. Representatives from Stephens and Morgan Lewis were in attendance. Stephens briefed our board of directors on the in-person meetings with Sanofi, Party B and Party C held in May 2010 and the fact that Party C and Party E had withdrawn from the process. Stephens further advised our board of directors that all potential bidders were considering purchases of the Company in its entirety and that Sanofi and Party B were progressing through diligence at a faster pace than the other potential bidders.

Also on June 2, 2010, Party G submitted a non-binding letter of interest for Sunstone China, indicating a valuation of approximately $250 million. Stephens communicated to Party G that this valuation was not sufficient for Party G to participate in the process compared to other indications of interest received from other bidders. Party G did not participate further in the process.

On June 24, 2010, E. J. McKay, Messrs. Gao and Tong and Ms. Zhao held meetings with representatives from Sanofi, including Irene Liu, Weiwei Chen, Sumit Singh and Matthieu Merlin, representatives from Morgan Stanley and Sanofi’s other advisors in E. J. McKay’s Shanghai office to discuss preliminary due diligence issues.

On June 28 through June 30, 2010, Stephens, members of Company management and members of the strategic committee, including Messrs. Gao, Powell and Tong and Ms. Zhao, held meetings at the facilities and offices of the Company in Beijing and Tangshan with Party B and its financial advisors to further review and discuss open due diligence matters.

On July 1 and July 2, 2010, Stephens, E. J. McKay, members of Company management and members of the strategic committee, including Messrs. Gao, Powell and Tong and Ms. Zhao, held meetings with representatives from Sanofi, including Irene Liu, Paul Leung, Weiwei Chen, Sumit Singh and Matthieu Merlin, representatives from Morgan Stanley and Sanofi’s other advisors in E. J. McKay’s Shanghai office, during which the parties further discussed issues raised during Sanofi’s due diligence review.

On July 8, 2010, Stephens held a call with the strategic committee, excluding Messrs. Tong and Yeung, to discuss the results of Sanofi and Party B’s on-site meetings and diligence in the PRC. At this meeting, Mr. Gao agreed to discuss the potential purchase of certain non-Sunstone China assets of the Company by private equity firms as an alternative to an all-Company purchase transaction.

On July 14, 2010, Stephens and Messrs. Baledge, Gao, Greenacre and Powell held a conference call to discuss potential private equity interest in the non-Sunstone China assets of the Company.

Between July 18, 2010 and July 25, 2010, Messrs. Baledge, Gao and Greenacre and Stephens held several conference calls to discuss the ongoing on-site diligence conducted by both Sanofi and Party B and an update on the ongoing bidding process and potential private equity interest in the Company’s non-Sunstone China assets.

On July 29, 2010, the Company received a written non-binding expression of interest for the non-Sunstone China assets of the Company from Party I, which expression of interest was prepared using certain financial information provided by the Company to Party I. All information provided to Party I was subject to a non-disclosure agreement between the Company and Party I. The value indicated in the expression of interest was derived from the net asset value of the non-Sunstone China assets of the Company. The strategic committee reviewed the expression of interest and determined that the indicated value did not represent a compelling offer for the non-Sunstone China assets. Although the strategic committee remained in contact with Party I, the strategic committee determined that a sale of the Company as a whole would be in the best interests of the Company and its stockholders and no further substantive discussions were held with Party I.

In or around early August 2010, although a number of transaction alternatives had been discussed and explored, the Company determined that a sale of the Company as a whole would be in the best interests of the Company and its stockholders.

On August 10, 2010, Stephens sent to each of Sanofi and Party B a final bid instruction letter, which requested responses by 5:00 p.m., Central Daylight Time, on August 26, 2010. As discussed above, by August, the five other potential bidders who had received the initial bid process letter had all removed themselves from the bid process.

On August 14, 2010, Stephens circulated to each of the bidders a copy of a proposed merger agreement, pursuant to which the Company would become a wholly owned subsidiary of the successful bidder party via the purchase of the all of the Company’s securities, and requesting that a mark-up of the same be submitted with each bidder’s non-binding offer.

On August 25, 2010, Stephens held a call with our board of directors to discuss bid submissions that were expected to be received from Sanofi and Party B.

On August 26, 2010, the strategic committee, Mr. Powell and Ms. Zhao, Stephens and Morgan Lewis held a conference call to discuss the offers received from Sanofi and Party B. The verbal offer from Sanofi was for the purchase of the Company for $400 million, plus net cash and proceeds from sale of any Company assets it expected to sell. Sanofi’s verbal offer equated to a value of approximately $8.10 per share. Party B’s counsel submitted a written offer for all of the stock of the Company at $9.50 per share. Party B also submitted proposed revisions to the draft merger agreement. In its revisions, Party B proposed: (i) adding numerous additional representations and warranties relating to, among other matters, intellectual property matters, compliance with law issues, material contracts and commercial relationships with major customers and suppliers, (ii) expanding the limitations on the Company’s conduct of its business prior to the closing of the proposed transaction, (iii) eliminating Party B’s covenants to use reasonable best efforts to consummate the proposed transaction, (iv) materially limiting Party B’s obligations to secure regulatory approval for the proposed transaction, and (v) adding numerous additional closing conditions relating, among other matters, to the exercise of appraisal rights by more than 5% of the Company’s stockholders, obtaining to be identified third party consents and completion by Party B of its ongoing due diligence. Both Sanofi and Party B’s bid submissions highlighted remaining open due diligence matters that they each required to fulfill in order to finalize bids. The strategic committee and Stephens discussed issues raised by the structure and terms proposed by Sanofi, including the need to potentially separately sell off the Company’s assets related to its licensing and distribution businesses, and the valuations in both offers. The strategic committee discussed possible next steps with the Company’s management, its financial and legal advisors. After these discussions, the strategic committee instructed Stephens to communicate to Sanofi that it needed to consider changes in both value of and the structure of its proposal and to communicate to Party B that they needed to consider higher valuations of the Company in order to improve the attractiveness of a potential transaction from the Company’s perspective.

On August 30, 2010, Stephens held a conference call with Messrs. Baledge, Gao and Greenacre to discuss Stephens’ subsequent conversations with Sanofi and Party B regarding their bid submissions, and, on August 31, 2010, Stephens held a separate conference call with our board of directors to discuss the same.

On September 1, 2010, Morgan Lewis conducted a call on behalf of the Company with members in Party B’s legal department to discuss Party B’s revisions to the draft merger agreement relating to intellectual property, customer contracts and regulatory compliance issues and to review related diligence matters. This call was followed by a conference call on September 3, 2010, among Morgan Lewis, Party B’s legal department and Party B’s external legal counsel to further review the revised merger agreement and open diligence matters.

On September 8, 2010, the Company received a non-binding offer from Sanofi for the acquisition of all of the issued and outstanding shares of the Company, by means of a one-step statutory merger process, for cash consideration of $420 million, or $8.10 per share on a fully diluted basis.

Between September 12 and September 15, 2010, Mr. Powell, Stephens and Morgan Lewis held various calls with representatives from Party B to arrange on-site diligence visits in the PRC by Party B and its legal counsel.

On September 19, 2010, Morgan Lewis held a conference call with Party B’s legal department to further discuss Party B’s proposed revisions to the merger agreement described above and the progressing diligence of Party B. In this discussion, Morgan Lewis emphasized the importance to the Company of eliminating provisions requested by Party B that increased the uncertainty of consummation of a transaction by conditioning Party B’s obligations on, among other things, satisfactory completion by Party B of its ongoing due diligence, obtaining to be identified third party consents, securing agreements with to be identified key employees and on fewer than 5% of the Company’s stockholders exercising appraisal rights.

From September 19 through September 24, Party B and its representatives conducted on-site visits and diligence meetings at the Company’s facilities and offices in the PRC.

On September 22, 2010, Stephens held a conference call with Morgan Stanley and Mr. Merlin to discuss Sanofi’s intention to submit to the Company a revised written non-binding proposal to acquire all of the outstanding securities of the Company. Also on September 22, 2010, the Company received Sanofi’s comments to the draft merger agreement. In its revisions, Sanofi proposed: (i) adding numerous additional representations and warranties relating to, among other matters, the capitalization of the Company, compliance with law and government regulations, employee benefit plans and potential liabilities thereunder, intellectual property matters, and material contracts, (ii) securing a written consent of a majority of the Company’s stockholders rather than holding a special meeting of stockholders, (iii) expanding the limitations on the Company’s conduct of its business prior to the closing of the proposed transaction, and (iv) limiting Sanofi’s obligations to secure regulatory approval for the proposed transaction.

As a result of the continued and significant interest in the Company by Sanofi and Party B, on September 27, 2010, the Company provided certain of its financial projections, which the Company deemed highly confidential, to Sanofi and Party B. These were the same financial projections the Company provided to Stephens and PBC. For a summary of these financial projections, please see the section entitled “Projected Financial Information.”

On September 28 and September 30, 2010, Messrs. Gao and Tong and Ms. Zhao met with Mr. Merlin and Ms. Liu and other representatives of Sanofi to discuss the operations of the Company and the potential transaction proposed by Sanofi. During this time, representatives of Sanofi conducted diligence meetings at the Company’s facilities and offices in the PRC.

On September 30, 2010, Stephens held a conference call with Messrs. Baledge, Gao and Greenacre to review the current status of the bidding process and the proposals of both Sanofi and Party B. Stephens updated the strategic committee regarding the revised written non-binding indications of interest and proposed revisions described above to the draft merger agreement submitted by both Sanofi and Party B. Stephens also updated the strategic committee on the ongoing diligence inquiries being conducted by Sanofi and Party B.

On October 4, 2010, Morgan Lewis held a conference call with Shearman & Sterling LLP, legal counsel of Sanofi, to discuss certain of Sanofi’s key proposed revisions to the merger agreement and Sanofi’s ongoing diligence process. In this discussion, Morgan Lewis and Shearman & Sterling principally discussed the extent to which Sanofi would be obligated to resolve objections raised by the PRC Ministry of Commerce in connection with its regulatory review of the transaction, whether it was feasible for the merger agreement to be approved by delivery of a consent of a majority of the Company’s stockholders immediately following the execution of the agreement and the extent to which to be identified key employees would be required to sign employment and/or retention agreements by Sanofi. In addition, Morgan Lewis and Shearman & Sterling discussed potential ranges of a termination fee that might be acceptable to the Company and Sanofi, respectively.

On October 10 through 12, 2010, Messrs. Gao, Powell and Tong and Ms. Zhao met with Messrs. Merlin, Leung and Singh and Ms. Chen and Liu from Sanofi in Beijing to discuss Sanofi’s due diligence inquiries.

On October 13, 2010, Stephens held a call with Messrs. Baledge, Gao, Greenacre and Powell and Ms. Zhao to provide an update on Sanofi and Party B’s progress with their due diligence inquiries. Stephens further updated the group on the call that both Sanofi and Party B had been made aware that the Company still expected revised transaction proposals from both parties which should include higher valuations for the Company.

On October 22, 2010, Morgan Lewis circulated to both Sanofi and Party B a revised version of the merger agreement reflecting the position of the Company on the document. The changes proposed by the Company reflected limited revisions based on the original proposals from Sanofi and Party B and the subsequent discussions with them. These revisions addressed principally: (i) the conversion of the Company’s outstanding convertible notes into common stock, (ii) expanded representations and warranties of the Company relating to, among other things, the capitalization of the Company, compliance with laws and government regulations, employee benefit plans, intellectual property matters, material contracts, and commercial relationships with major customers and suppliers, (iii) expanding the limitations on the Company’s conduct of its business prior to the closing of the proposed transaction; and (iv) expanding the acquiring party’s obligations to secure regulatory approval for the proposed transaction.

Also on October 22, 2010, the Company engaged PBC to deliver a fairness opinion relating to the transaction regardless of whether the transaction closed.

On October 25, 2010, the Company received a final non-binding offer from Sanofi for the acquisition of all issued and outstanding shares of the Company, by way of a one-step statutory merger process, for cash consideration of $493,453,256, or $9.50 per share on a fully diluted basis. On the same date, the Company also received Sanofi’s comments to the Company’s revised draft of the merger agreement, which reflected substantial acceptance of the Company’s positions on virtually all key points, although it did not address the extent to which Sanofi would be obligated to resolve objections raised by the PRC Ministry of Commerce in connection with its regulatory review of the transaction or propose a termination fee amount. Stephens contacted Party B’s financial advisor emphasizing the need for Party B to submit its revised proposal as quickly as possible given Sanofi’s proposal submission.

On October 27, 2010, our board of directors met in Beijing with Stephens and Morgan Lewis. At this meeting, representatives of Morgan Lewis discussed with our board of directors its fiduciary duties in considering the revised proposal of Sanofi and the status of discussions with Party B. Our board of directors, with Stephens and Morgan Lewis present, then reviewed and discussed the proposed transaction with Sanofi. Stephens discussed with our board of directors the rise in per share merger consideration offered by Sanofi from $8.10 per share to $9.50 per share in the revised proposal. Representatives of Morgan Lewis reviewed with our board of directors the current transaction terms and conditions as reflected in Sanofi’s revised merger agreement, which was submitted as part of Sanofi’s October 25, 2010 revised proposal. Our board of directors directed Stephens and Morgan Lewis to continue discussions and negotiations with Sanofi based on the revised bid but also emphasized its conviction that the per share merger consideration offered by Sanofi was still inadequate. Our board of directors also requested that Stephens continue to follow up with Party B, which Stephens did immediately following the meeting.

Over the course of October 27 and October 28, 2010, representatives from Morgan Lewis and Shearman & Sterling substantially finalized the terms and conditions of (i) the merger agreement, other than transaction consideration, (ii) voting agreements to be entered into by certain of the Company’s directors and officers with Sanofi to vote their shares in favor of adoption of the merger agreement and against any proposal made in opposition to the merger, and (iii) an intellectual property transfer agreement, which we refer to as the “IP Transfer Agreement,” pursuant to which Han Zhiqiang, the former President and Chief Operating Officer of the Company and Baishan China Limited, which we refer to as “Baishan,” agreed to transfer to Sunstone certain intellectual property identified in the agreement, in each case, to the satisfaction of both parties.

Mid-day, Beijing time, on October 28, 2010, representatives from Sanofi, including Alexandre Lemoalle, Jan Vild and Messrs. Kelly and Merlin, met with the Company and Stephens and informed the Company that, despite its understanding that the Company was seeking a higher offer, Sanofi was not in a position to raise its offer from $9.50 per share.

Later in the afternoon, Beijing time, on October 28, 2010, our board of directors met with Stephens and Morgan Lewis to review and discuss a potential transaction with Sanofi. Stephens reported to our board of directors Sanofi’s proposed transaction valuation and the stated reasons for not increasing its offer. Our board of directors directed Stephens to continue to work with Morgan Stanley and to reach out again to Party B. Our board of directors also requested that Stephens, Mr. Powell and Ms. Zhao work with representatives of Sanofi and Morgan Stanley regarding due diligence and disclosure schedule items relating to financial matters. Stephens again reached out to Party B’s financial advisor but no response from Party B was received.

Throughout the afternoon and the evening, Beijing time, on October 28, 2010, Stephens spoke with Morgan Stanley multiple times to discuss the transaction price and our board of directors’ unwillingness to proceed with the transaction at the $9.50 per share valuation. Contemporaneously, Mr. Powell and Morgan Lewis reviewed diligence issues with Sanofi and Shearman & Sterling.

In the evening, Beijing time, on October, 28, 2010, Messrs. Lemoalle, Vild, Kelly and Merlin of Sanofi convened a telephone conference meeting with senior representatives of Sanofi’s Paris headquarters, at the conclusion of which, Messrs. Lemoalle, Kelly and Merlin of Sanofi and Morgan Stanley met with Messrs. Baledge and Gao and Stephens and advised them that it was authorized to increase its offer to $10.00 per share on the understanding that the merger agreement would be executed that evening.

Our board of directors reconvened and reviewed the revised offer. At the conclusion of this meeting, the Company asked Sanofi to increase its offer to $10.50 per share. Sanofi refused the requested price increase but indicated that their $10.00 offer was still in effect.

Given Sanofi’s clear refusal to increase its offer to $10.50 per share, later that evening, Beijing time, on October 28, 2010, our board of directors convened again to review and discuss Sanofi’s offer at $10.00 per share, the highest offer that the Company had received to date in the process. Stephens reported to our board of directors that Sanofi had approved a merger transaction that valued the Company at $10.00 per share. Further, Morgan Lewis advised our board of directors on minor changes to the proposed merger agreement. Representatives of Stephens presented various financial analyses related to the Company and the proposed transaction and delivered an oral opinion, which was subsequently confirmed by delivery of a written opinion, that as of the date of its opinion and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the $10.00 per share in cash to be paid to the public holders of the Company’s common stock in the proposed merger with Sanofi was fair, from a financial point of view, to such holders. The full text of the written opinion of Stephens, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached to this proxy statement as Appendix B. In addition, Stephens reviewed with our board of directors the Company’s five-year plan along with the Company’s financial results in the three and nine months ended September 30, 2010. Representatives of PBC then presented various financial analyses related to the Company and the proposed transaction and delivered an oral opinion, which was subsequently confirmed by delivery of a written opinion, that as of the date of its opinion and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the $10.00 per share in cash to be paid to the holders of the Company’s common stock in the proposed merger with Sanofi was fair, from a financial point of view, to such holders. The full text of the written opinion of PBC, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached to this proxy statement as Appendix C. Representatives of Morgan Lewis again discussed with our board of directors their fiduciary duties in connection with the evaluation and approval of the transaction with Sanofi. After deliberations and consideration, our board of directors unanimously determined that the price of $10.00 per share in cash, terms and conditions of the merger and the related transactions with Sanofi, and of the merger agreement and related transaction documents, are advisable, fair to, and in the best interests of the Company and its stockholders, and authorized and approved the merger, merger agreement and related transactions and documents, directed that the merger agreement be submitted for adoption by the Company’s stockholders and unanimously recommended that the Company’s stockholders adopt the merger agreement.

In the morning, Eastern Standard Time, on October 28, 2010, the Company requested, and the NASDAQ-Global Market granted, a temporary halt to trading of the Company’s securities due to a pending announcement concerning a potential significant corporate transaction.

Through the evening of October 28, 2010, Beijing time, Morgan Lewis and Shearman & Sterling implemented minor changes to finalize all transaction documents. Late in the evening of October 28, 2010, Beijing time, shortly before the signing of the merger agreement, Party B, via a telephone call with Stephens, advised the Company that they were withdrawing from the process. Late in the evening on October 28, 2010, the Company, Sanofi and Star 2010, Inc. executed the merger agreement. Concurrently, (i) certain of the Company’s directors and officers entered into the voting agreements described above and (ii) Han Zhiqiang and Baishan entered into the IP Transfer Agreement with the Company and Sunstone.

Late in the evening of October 28, 2010, Beijing time, and morning of October 28, 2010, Eastern Standard Time, the Company and Sanofi publicly announced the transaction.

Reasons for the Merger; Recommendation of Our Board of Directors

On October 28, 2010, our board of directors unanimously adopted resolutions:

•	determining that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our stockholders;

•	approving the merger agreement, the merger and the other transactions contemplated thereby; and

•

recommending that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger and the other transactions contemplated thereby. See “—Background of the Merger” beginning on page 14 for additional information on the recommendation of our board of directors.

Our board of directors believes that the merger agreement and the merger are fair to our stockholders. In reaching these conclusions, our board of directors consulted with our management and our legal and financial advisors, and considered our short-term and long-term interests and prospects of the Company and our stockholders. In reaching the foregoing determinations, our board of directors considered the following material factors that it believed supported its determinations:

•	the fact that the merger consideration of $10.00 per share in cash exceeds the highest historical closing price of our common stock since early 2008;

•

the fact that the merger consideration of $10.00 per share in cash represented a premium of 30.5% above the closing price of our common stock on October 27, 2010, the last trading day before the public announcement of the merger agreement;

•

the fact that the merger consideration of $10.00 per share in cash represented a 48.8% premium above the average closing price for the 90 trading days prior to October 28, 2010, the day the merger agreement was executed;

•

the fact that the merger consideration of $10.00 per share in cash represented a significant premium over the highest closing price ($8.34) and lowest closing price ($3.47) during the year preceding the announcement of the merger agreement;

•	the fact that the merger consideration to be received by our stockholders in the merger will consist entirely of cash;

•

the fact that, as a result of the proposals by Sanofi and Party B, our negotiation with Sanofi was conducted in the context of a competitive process with Party B resulting in an increase in the consideration to be received by our stockholders in a potential transaction;

•

the judgment of our board of directors, after consultation with management and our advisors, that continuing discussions with Sanofi or Party B, or soliciting interest from additional third parties, would be unlikely to lead to an equivalent or better offer and could lead to the loss of the proposed offer from Sanofi;

•

Stephens’ and PBC’s financial presentations to our board of directors, including Stephens’ and PBC’s respective opinions, that as of the date of the opinions, the merger consideration provided for in the merger agreement was fair from a financial point of view to the holders of shares of our common stock;

•	the fact that the merger consideration of $10.00 was the highest offer received by the Company; and

•

the terms and conditions of the merger agreement, which our board of directors believed would not prevent a competing offer for the Company to surface subsequent to the execution of the merger agreement.

Regarding the terms and conditions of the Merger Agreement, our board of directors considered in particular:

•

the conditions to the closing of the merger, including the fact that the obligations of Sanofi and Merger Sub under the merger agreement are not subject to a financing condition or the receipt of third party approvals or consents (other than any required governmental approvals) and the exceptions to the events and other effects that would constitute a material adverse effect on the Company;

•

the structure of the transaction as a one-step-merger requiring approval by our stockholders, which would result in detailed public disclosure and a relatively lengthy period of time during which an unsolicited superior proposal could be brought forth, as compared to a possible two-step process involving a tender offer, prior to completion of the merger;

•

our right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if our board of directors determines that such proposal would result in a transaction that, if consummated, is more favorable to our stockholders from a financial point of view than the merger;

•	our right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee to Sanofi;

•	the termination fee of $20,800,000, which is approximately 4% of equity value of the transaction, and a comparison of other provisions to precedent transactions;

•	the fact that our stockholders will be entitled to dissenters’ rights under Delaware law; and

•	the Stockholder Support Agreement pursuant to which certain directors and officers agreed to vote their shares to approve the merger agreement.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the fact that, following the merger, our stockholders will cease to participate in any future earnings growth of the Company or benefit from any future increase in its value;

•

certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, or in addition, to those of our stockholders;

•	the conditions to the closing of the merger, including regulatory approval;

•	the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to our U.S. stockholders entitled to receive such merger consideration;

•

the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise pending the completion of the merger;

•

the possible disruption to our business that might result from the announcement of the merger and the resulting distraction of the attention of our management and difficulties we may face in retaining employees;

•	the fact that the merger agreement precludes us from soliciting alternative proposals;

•

the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, employee attrition and the potential negative effects on other business relationships with customers, suppliers and otherwise; and

•	the factors described in “The Merger—Considerations Relating to the Proposed Merger” on page 40.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. Based on the factors outlined above, our board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of our stockholders. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. Our board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable to and supportive of its determination and to recommend that our stockholders adopt the merger agreement and approve the merger.

Our board of directors believes that the merger is fair to and in the best interests of our stockholders. Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

Opinion of Stephens

On February 4, 2010, our board of directors retained Stephens to act as its financial advisor to review and analyze strategic alternatives. In its role as financial advisor, Stephens was requested to furnish an opinion as to the fairness, from a financial point of view, to our stockholders of the consideration to be offered to those stockholders in the merger. On October 28, 2010, Stephens rendered its oral and written opinion to the board of directors that as of that date, and based upon and subject to certain matters stated in that opinion, from a financial point of view, the consideration to be offered to our stockholders in the merger was fair to such stockholders.

The full text of Stephens’ opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge our stockholders to read the entire opinion carefully in connection with their consideration of the merger.

Stephens’ opinion was provided for the information and assistance of our board of directors in connection with its consideration of the merger. Stephens’ opinion does not address any other aspect of the transaction and is not intended to be and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the merger or any related matter. Stephens was not requested to opine as to, and the Stephens’ opinion does not address, our underlying business decision to proceed with or effect the merger, nor does the Stephens opinion address the relative merits of the merger with Merger Sub compared to any other business strategies or alternatives that might be available to us.

In arriving at its opinion, Stephens reviewed and analyzed:

•	the merger agreement and the specific terms of the merger;

•

publicly available information concerning the Company that Stephens believed to be relevant to its analysis, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2009, March 31, 2010 and June 30, 2010;

•

financial and operating information with respect to our business, operations and prospects furnished to it by us, including internal management operating reports, internal financial reports and financial projections of the Company prepared by management (these projections can be found in this Proxy Statement under the heading “Projected Financial Information”);

•	the trading history of our common stock;

•	a comparison of our historical financial results and present financial condition with those of other companies that Stephens deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Stephens deemed relevant; and

•	public equity research projections and related share price estimates.

In addition, Stephens had discussions with our management concerning their assessment of our past and current business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Stephens deemed appropriate including site visits to facilities in China, multiple interviews and discussions with the Company’s management, reviews of industry reports on the Chinese pharmaceutical market and the Chinese economy, and reviews of public research reports on Chinese pharmaceutical companies.

In arriving at its opinion, Stephens assumed and relied upon the accuracy and completeness of the financial and other information used by Stephens without assuming any responsibility for independent verification of that information. Stephens further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make that information inaccurate or misleading. In arriving at its opinion, upon our advice, Stephens assumed that the estimates provided by our management were a reasonable basis to evaluate our future financial performance and that we would perform substantially in accordance with those estimates. In arriving at its opinion, Stephens did not conduct a physical inspection of our properties and facilities and did not make or obtain any evaluations or appraisals of our assets or liabilities. Stephens’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Stephens’ opinion.

At the October 28, 2010 meeting of our board of directors, Stephens made a presentation of certain financial analyses of the merger. The following is a summary of the material valuation, financial and comparative analyses in the presentation that was delivered to our board of directors by Stephens. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Stephens, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analysis performed by Stephens.

Implied Transaction Multiples. Stephens calculated selected implied transaction multiples for the Company based on information provided by the Company’s management.

Stephens calculated an implied equity value of $520.8 million for the Company by multiplying $10.00 by the sum of the values of all shares of common stock, assuming the exercise of all in-the-money options, restricted shares, warrants and convertible securities outstanding, less the proceeds from such exercise. Stephens then calculated an implied enterprise value of $511.7 million for the Company based on the implied equity value plus (1) non-convertible indebtedness, minus (2) cash, cash equivalents and marketable securities. Stephens then compared the implied enterprise value and the merger consideration of $10.00 per share for the Company’s common stock to the Company’s financial projections (these projections can be found in this Proxy Statement under the heading “Projected Financial Information”) to determine implied valuation multiples and then compared these to the implied valuation multiples, calculated using the same methodologies, based on the closing price of the Company’s common stock on October 27, 2010 (the last trading day before public announcement of the transaction contemplated by the merger agreement) of $7.66 per share.

The results of these analyses and the implied valuations multiples for the Company are summarized in the table below:

BMP Sunstone Implied Valuation Multiples at a Price Per Common Share of:
Enterprise Value to:	$7.66	$10.00
FY 2010E Revenue	2.02x	2.68x
FY 2011E Revenue	1.67x	2.21x
FY 2010E EBITDA	17.2x	22.8x
FY 2011E EBITDA	13.8x	18.3x

Offer Price to:
FY 2010E EPS	34.5x	45.1x
FY 2011E EPS	22.8x	29.8x

Comparable Companies Analysis. Stephens analyzed the public market statistics of certain comparable companies to us and examined various trading statistics and information relating to those companies. As part of this comparable companies analysis, Stephens examined market multiples for each company including:

•	the multiple of enterprise value to estimated calendar 2010 and estimated calendar 2011 revenue;

•	the multiple of enterprise value to estimated calendar 2010 and estimated calendar 2011 earnings before interest, tax, depreciation and amortization (“EBITDA”); and

•	the multiple of current stock price at the time of the presentation to estimated calendar 2010 and estimated calendar 2011 adjusted earnings per share (“EPS”).

Stephens defined equity value as the sum of the values of all shares of common stock, assuming the exercise of all in-the-money options, restricted shares, warrants and convertible securities outstanding, less the proceeds from such exercise. Stephens defined enterprise value as the sum of the values of (1) equity value, plus (2) non-convertible indebtedness including capitalized leases, minus (3) cash, cash equivalents and marketable securities.

Stephens selected the companies below because their businesses and operating profiles are reasonably similar to the Company including being traded on stock exchanges in the United States, having operations in China, similar growth profiles, products or end markets. No comparable company identified below is identical to us. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of those comparable companies. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

In choosing comparable companies to analyze, Stephens selected the following companies:

•	WuXi PharmaTech (Cayman) Inc.

•	Simcere Pharmaceutical Group

•	American Oriental Bioengineering Inc.

•	3SBio Inc.

•	China Pharma Holdings, Inc.

The following table summarizes the results from the comparable company analysis:

Based on October 27, 2010 Closing Price

	BMP Sunstone	Comparable Companies
		Low	High	Mean	Median
Enterprise Value to:
2010E Revenue	2.02x	0.73x	3.55x	2.26x	1.79x
2011E Revenue	1.67x	0.65x	2.99x	1.87x	1.51x

2010E EBITDA	17.2x	4.3x	14.4x	9.5x	11.0x
2011E EBITDA	13.8x	4.4x	12.2x	8.3x	8.6x

Stock Price to:
2010E EPS	34.5x	6.1x	31.4x	17.3x	18.9x
2011E EPS	22.8x	6.0x	22.9x	14.1x	16.9x

Stephens analyzed the market multiples of the comparable companies indicated and derived a range of market multiples to be applied to the Company’s financial projections (these projections can be found in this Proxy Statement under the heading “Projected Financial Information”) to determine a range of enterprise values for the Company. Stephens then subtracted non-convertible indebtedness including capitalized leases and added cash, cash equivalents and marketable securities to determine a range of equity values, and then divided the range of equity values by the Company’s fully diluted shares outstanding to determine a range of implied values per share of the Company’s common stock. Based on this analysis, Stephens derived a range for the implied value per share of the Company’s common stock based on 2010E and 2011E revenue multiples of $7.04 to $11.23. Stephens noted that the merger consideration of $10.00 per share for our common stock was in line with this comparable range. Stephens derived a range for the implied value per share based on 2010E and 2011E EBITDA multiples of $5.22 to $6.82 and noted that the merger consideration of $10.00 per share for our common stock exceeded this comparable range. Finally, Stephens derived a range for the implied value per share based on 2010E and 2011E adjusted EPS multiples of $4.43 to $6.71 and noted that the merger consideration of $10.00 per share for our common stock exceeded this comparable range.

Comparable Transactions Analysis. Stephens compared the foregoing calculations to similar calculations for selected Chinese pharmaceutical and healthcare transactions and global over-the-counter transactions. Stephens selected the pharmaceutical and healthcare transactions because the acquired companies had either operations in China, similar growth profiles, products or end markets. Stephens selected the global over-the-counter transactions because the acquired companies had either, similar growth profiles, products or end markets. The following transactions were reviewed by Stephens (in each case, the first named company was the acquirer and the second named company was the acquired company). The dates indicated are the dates that the first public announcement was made regarding the transactions:

Chinese Pharmaceutical & Healthcare:

•	Novartis AG / Zhejiang Tianyuan Bio-Pharmaceutical Co., Ltd. (November 2009)

•	Shanghai Pharmaceutical / Shanghai Industrial Pharmaceutical Investment (October 2009)

•	Shanghai Pharmaceutical / Shanghai Zhongxi Pharmaceutical (October 2009)

•	Morgan Stanley Private Equity / Sihuan Pharmaceutical (August 2009)

•	Neostem, Inc. / China Biopharmaceuticals Holdings (November 2008)

Global Over-The-Counter:

•	Teva Pharmaceutical Industries Limited / ratiopharm International GmbH (March 2010)

•	Sanofi-Aventis / Chattem Inc. (December 2009)

•	Warner Chilcott plc / Procter & Gamble Pharmaceuticals Inc. (August 2009)

•	Merck & Co. Inc. / Shering Plough Corporation (March 2009)

•	Pfizer Inc. / Wyeth, Inc. (January 2009)

•	Teva Pharmaceutical Industries Limited / Barr Pharmaceuticals, Inc. (July 2008)

•	Hypermarcas SA / Laboratorio Americano de Farmacoterapia S.A. (June 2008)

•	Church & Dwight Co. Inc./ Del Pharmaceuticals, Inc. (March 2008)

•	Taisho Pharmaceutical Co. Ltd. / Biofermin Pharmaceutical Co. Ltd. (February 2008)

•	MBK Partners / AsiaPharma Group Ltd. (February 2008)

•	Reckitt Benckiser Group plc / Adams Respiratory Therapeutics, Inc. (December 2007)

•	Nycomed US, Inc. / Bradley Pharmaceuticals Inc. (October 2007)

Stephens considered these selected merger transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected merger transactions and other factors that could affect the premiums paid in those comparable transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected merger transaction data.

For the selected merger transactions listed above, Stephens used publicly available financial information to determine:

•	the multiple of the enterprise value to last-twelve-months revenue; and

•	the multiple of the enterprise value to last-twelve-months adjusted EBITDA.

	BMP Sunstone	Comparable Companies
Chinese Pharmaceutical & Healthcare		Low	High	Mean	Median
Enterprise Value to:
LTM Revenue	3.30x	1.05x	7.71x	3.86x	2.83x
LTM EBITDA	26.2x	4.7x	53.1x	21.9x	16.1x

Global Over-The-Counter	BMP Sunstone	Low	High	Mean	Median
Enterprise Value to:
LTM Revenue	3.30x	1.24x	6.32x	3.44x	3.25x
LTM EBITDA	26.2x	3.6x	28.4x	14.6x	13.2x

Stephens analyzed the multiples of the transactions indicated and derived a range of multiples to be applied to our last twelve-months revenue and adjusted EBITDA to determine a range of Enterprise Values for the Company. Stephens then subtracted non-convertible indebtedness including capitalized leases and added cash, cash equivalents and marketable securities to determine a range of equity values, and then divided the range of equity values by the Company’s fully diluted shares outstanding to determine a range of implied values per share of our common stock. This analysis suggested an implied value range of approximately $6.04 to $10.58 per share of the Company’s common stock. Stephens noted that the merger consideration of $10.00 per share for our common stock was in line with the derived range.

Premium Analysis. Stephens analyzed the merger consideration of $10.00 per share of our common stock in relation to the closing price of our common stock on October 27, 2010 (the last trading day before public announcement of the transaction contemplated by the merger agreement), the average intraday prices of our common stock for the 1-day, 10-day and 30-day trading periods ended October 27, 2010, the closing price on July 15, 2010, the day before rumors of a potential transaction began to circulate on certain pharmaceutical industry investment websites and Internet discussion forums concerning the Company’s stock, and the average intraday prices of our common stock for the 1-day, 10-day and 30-day trading periods ended July 15, 2010.

This analysis indicated that the price per share to be paid to the holders of shares of our common stock pursuant to the merger agreement represented a premium of:

•	30.5% based on the closing stock price on October 27, 2010, of $7.66 per share

•	28.0% based on the 10-day average intraday price on October 27, 2010 of $7.81 per share

•	27.6% based on the 30-day average intraday price on October 27, 2010 of $7.84 per share

•	79.5% based on the closing stock price on July 15, 2010, of $5.57 per share

•	85.6% based on the 10-day average intraday price on July 15, 2010 of $5.39 per share

•	95.7% based on the 30-day average intraday price on June 15, 2010 of $5.11 per share

Discounted Cash Flow Analysis of BMP Sunstone based on Management Base Case Projections. Stephens performed a discounted cash flow analysis to estimate a range of the present values per share of the Company’s common stock, assuming management estimates for the period June 30, 2010 through December 31, 2014. The valuation range was determined by adding (1) the present value of unlevered free cash flows for the period June 30, 2010 through December 31, 2014, as derived from the Company’s financial projections (these projections can be found in this Proxy Statement under the heading “Projected Financial Information”) and (2) the present value of the “terminal value” of the Company’s common stock. Stephens calculated unlevered free cash flow as the Company’s earnings before interest and tax, less estimated taxes, plus depreciation, less capital expenditures and less changes in the Company’s net working capital. In calculating the terminal value of the Company’s common stock, Stephens applied multiples ranging from 16.0x to 20.0x to 2014 forecasted adjusted EBITDA based upon the range of enterprise value to EBITDA multiples of the Company and certain comparable transactions. Stephens noted that that the Company had traded in a 11.2x to 20.9x LTM EBITDA multiple range during the prior six months, and that the Median and Mean LTM EBITDA multiples in transactions involving Chinese pharmaceutical and healthcare companies were 16.1x and 21.9x, respectively. The unlevered projected free cash flows and the terminal value were then discounted back to June 30, 2010, using discount rates ranging from 18.0% to 20.0%, which range Stephens viewed as appropriate for a company with our risk characteristics and was based on estimated calculations of the weighted average cost of capital of the Company.

Stephens, using its professional judgment and experience, derived the discount rate range taking into account the Company’s weighted average cost of capital of 19.0%. The weighted average cost of capital is determined by the sum of (a) the market value of equity as a percentage of the total value of the Company’s capital multiplied by the Company’s estimated cost of equity, and (b) the book value of debt as a percentage of the total value of the Company’s capital multiplied by the Company’s estimated after-tax cost of debt. The Company’s estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the Company’s beta (a measure of the sensitivity of an asset’s returns to market returns), betas of comparable companies, the risk-free rate, a Company-specific risk premium, an equity size premium and a historical equity market risk premium which was sourced from the Ibbotson SBBI Valuation Yearbook. This analysis suggested a value range of approximately $8.14 to $10.51 per share of the Company’s common stock. Stephens noted that the merger consideration of $10.00 per share for the Company’s common stock was in line with the derived range.

52-Week Trading Range. Stephens analyzed the historical daily prices per share of our common stock for the one-year period ending October 27, 2010. Stephens noted that during this period, the 52-week low and high intraday prices per share of our common stock were $3.38 and $8.43, respectively. Stephens noted that the merger consideration of $10.00 per share for our common stock was above the upper end of the 52-week range for the intraday prices per share.

Public Equity Research Price Targets. Stephens reviewed the price target of the one public equity research analyst, Katherine Lu of Oppenheimer & Co., that publishes equity research about the Company. Stephens noted that the research analyst’s price target for our common stock was $7.00 per common share, which was exceeded by the merger consideration of $10.00 per common share.

Stephens performed a variety of financial and comparable analyses for purposes of rendering its opinion. The above summary of these analyses does not purport to be a complete description of the analyses performed by Stephens in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Stephens considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by Stephens. Furthermore, Stephens believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of Stephens’ analyses, without considering all of them, would create an incomplete view of the process underlying Stephens’ analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Stephens with respect to our actual value.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business and economic conditions, including that the Chinese pharmaceutical industry and market would grow in line with historical and projected performance, economic conditions would remain similar to current conditions and there would be no significant changes in foreign exchange rates, as well as other matters, many of which are beyond the control of Stephens or us. Any estimates contained in the analyses of Stephens are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by those estimates. The analyses performed were prepared solely as part of the analysis by Stephens of the fairness to our stockholders of the consideration to be offered to those stockholders in the merger, from a financial point of view, and were prepared in connection with the delivery by Stephens of its opinion to our board of directors.

The consideration to be offered to our stockholders in the merger and other terms of the merger were determined through arms-length negotiations between us and Sanofi and were approved by our board of directors. Stephens provided advice to us during those negotiations. However, Stephens did not recommend any specific price per share or other form of consideration to us or that any specific price per share or other form of consideration constituted the only appropriate consideration for the merger. The opinion of Stephens was one of many factors taken into consideration by our board of directors in making its determination to approve the merger. The analysis of Stephens summarized above should not be viewed as determinative of the opinion of our board of directors with respect to our value or of whether our board of directors would have been willing to agree to a different price per share or other forms of consideration.

Our board of directors selected Stephens as its financial advisor because of Stephens’ reputation as a recognized investment banking and advisory firm with substantial experience in transactions similar to the merger and because Stephens is familiar with us and our business. As part of its investment banking and financial advisory business, Stephens is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Stephens provides a full range of financial advisory and securities services. Stephens has performed various investment banking services for a wide range of clients in the past and has received customary fees for those services. In the ordinary course of its business, Stephens may actively trade in the securities of the Company for its own account or for the accounts of its customers and, accordingly, may at any time hold or short positions in those securities.

Pursuant to an engagement letter between Stephens and the board of directors, dated February 4, 2010, the Company agreed to pay Stephens a fee of $375,000 for the rendering of its fairness opinion. The Company will also pay the advisors (Stephens Inc. and E. J. McKay) a fee of 1% of the transaction value in total, contingent upon consummation of the transaction. Based on the financial information provided to the advisors as of October 27, 2010 (the last trading day before public announcement of the transaction contemplated by the merger agreement) the fee to be paid to the advisors is estimated to be approximately $5.3 million. The final determination of the fee shall be made upon closing of the transaction. We have also agreed to reimburse Stephens for its reasonable out of pocket expenses incurred in connection with the engagement and to indemnify Stephens and its related parties from and against certain liabilities, including liabilities under the federal securities laws.

Opinion of Philadelphia Brokerage Corporation

On October 28, 2010, at a meeting of the board of directors to consider the proposed merger, PBC rendered to the board of directors an oral opinion, which was confirmed by the delivery of a written opinion, dated October 28, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the $10.00 per share in cash to be paid to the holders of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of PBC dated October 28, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement. The holders of the Company’s common stock are urged to read the PBC opinion in its entirety, and the summary of the opinion set forth below is qualified in its entirety by the full text of the opinion set forth as Appendix C.

PBC provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger. The PBC opinion is limited to the fairness, from a financial point of view, of the per share merger consideration to holders of the Company’s common stock. PBC was not requested to opine as to, and its opinion did not in any manner address, the Company’s underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. In addition, PBC expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be paid in the merger or otherwise.

In connection with this opinion, PBC:

•	reviewed certain publicly available business and financial information relating to the Company, including its audited and unaudited financial statements for the past five years;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (these are the same projections summarized in this Proxy Statement under the heading “Projected Financial Information”);

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of the Company’s senior management;

•	reviewed the trading histories of the Company’s common stock and certain comparable companies and indices that PBC deemed relevant, and a comparison of such trading histories with each other;

•	compared certain financial market information of the Company with similar information of other companies that PBC deemed relevant;

•

conducted an analysis of the value of the Company’s common stock on both a fair market value basis and a strategic value basis with respect to the proposed merger, with such analysis based upon the Company’s past operating results and forecasts and upon valuation metrics of other public companies that PBC deemed relevant;

•	compared certain financial terms of the proposed merger to financial terms, to the extent publicly available, of other transactions that PBC deemed relevant; and

•	reviewed the merger agreement.

PBC’s Financial Analysis. Set forth below is a brief summary of the material financial analyses performed by PBC in connection with its opinion and reviewed with the board of directors on October 28, 2010. The order of the analyses described below does not represent any relative importance or weight given to those analyses by PBC. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PBC’s financial analyses. The tables below must be read together with the full text of each summary and are alone not a complete description of PBC’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 27, 2010 and is not necessarily indicative of current market conditions.

Historical Stock Price Analysis. PBC reviewed the historical trading price range for the Company’s common stock during the 36-month period ended October 27, 2010. The range of closing share prices for the Company’s common stock during this period was $2.44 to $12.74, with the average closing share price for the period at $5.84. PBC also reviewed the historical trading price range for the Company’s common stock during the 12-month period ended October 27, 2010. The range of closing share prices for the Company’s common stock during this period was $3.47 to $8.34. PBC also reviewed the closing share price of the Company’s common stock as of October 27, 2010, which was $7.66 and the 365-day volume weighted average share price of the Company’s common stock ended October 27, 2010, which was $5.69.

Comparable Public Company Analysis. Using publicly available information and information provided by the Company’s management, PBC analyzed the operating and financial metrics of the Company and of fifteen companies with profiles comparable to the Company, which companies included American Oriental Bioengineering, Inc.; Simcere Pharmaceutical Group; China Sky One Medical, Inc.; Jiangbo Pharmaceuticals Inc.; Mindray Medical International Ltd.; 3SBio Inc.; China-Biotics Inc.; Sinovac Biotech Ltd.; Sciclone Pharmaceuticals, Inc.; China Biologic Products Inc.; Tongjitang Chinese Medicines Co.; WuXi Pharmatech (Cayman) Inc.; Concord Medical Services Holdings Ltd.; China Cord Blood Corp.; and China Nepstar Chain Drugstore Ltd. PBC considered these fifteen companies comparable to the Company for purposes of its analysis because each such company is listed on a United States stock exchange, has an operating business that derives substantial cash flows from healthcare operations in the PRC and has an equity market capitalization between $75 million and $3.5 billion. The profiles of certain other companies that otherwise met these criteria were omitted from the group by PBC based on a number of factors, such as quality of earnings, growth profiles and reliability of financial reporting, that in PBC’s judgment made appropriate the omission of such other companies.

In its analysis, PBC derived and compared a range of financial metrics (such as margin percentages, multiples and rates of change percentages) for the Company and, where available and meaningful to PBC’s analysis, the fifteen companies considered comparable to the Company. PBC focused on a number of financial metrics it believed to be most important to compare, and these were calculated as follows:

•

the enterprise value (calculated as equity market capitalization plus net debt) divided by estimated EBITDA for calendar year 2010, which is referred to in the table below as “2010 Enterprise Value/EBITDA;”

•

the enterprise value (calculated as equity market capitalization plus net debt) divided by estimated EBITDA for calendar year 2011, which is referred to in the table below as “2011 Enterprise Value/EBITDA;”

•	the market capitalization divided by actual revenue for calendar year 2009, which is referred to in the table below as “2009 Price/Sales;”

•	the market capitalization divided by forecast revenue for calendar year 2010, which is referred to in the table below as “2010 Price/Sales;” and

•	the rate of change in actual and estimated EBITDA for calendar year 2009 to calendar year 2011, which is referred to in the table below as “2009-2011 EBITDA Change.”

This analysis indicated the following:

Comparable Public Company Multiples and Percentages

Financial Metric	High	Low	Median	Multiple implied by per share merger consideration
2010 Enterprise Value/EBITDA	19.2x	2.2x	10.3x	22.7x
2011 Enterprise Value/EBITDA	15.6x	2.2x	7.6x	18.2x
2009 Price/Sales	9.9x	0.7x	2.1x	3.5x
2010 Price/Sales	7.4x	0.6x	2.1x	2.7x
2009-2011 EBITDA Change	150.7%	(51.7)%	44.5%	—

Using the median for the financial metrics shown above, PBC determined implied values per share for the Company’s common stock. In determining the number of shares outstanding for purposes of calculating implied values per share of the Company’s common stock, PBC assumed the vesting of in-the-money stock options and warrants to purchase shares of the Company’s common stock, and the conversion of the outstanding convertible notes convertible into shares of the Company’s common stock, consistent with the treasury stock method. These analyses indicated an implied value per share of the Company’s common stock set forth opposite the relevant key financial metrics below, utilizing 2009 Price/Sales as a metric providing financial data for a complete fiscal year and 2010 Enterprise Value EBITDA on the basis that as a metric it was both more conservative and inherently more reliable than the 2011 Enterprise Value/EBITDA:

Comparable Public Company Median and Implied Value per Share

Financial Metric	Comparable Median	Implied Value per share
2010 Enterprise Value/EBITDA	10.3x	$4.44
2009 Price/Sales	2.1x	$7.63

None of the companies utilized in the comparable company analysis is identical to the Company. In evaluating the selected companies, PBC made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PBC and the Company. PBC elected to utilize median multiples for purposes of its comparable company analysis, based on PBC’s judgment that such metric was particularly useful in the context of such analysis. Individual elements of mathematical analysis, such as determining the median, are not by themselves a meaningful method of using comparable transaction data, but should taken in consideration of the contexts in which they arise and utilized in conjunction with other quantitative and qualitative factors applicable to any such comparisons.

Analysis of Equity Price Targets. Two equity analysts (including one that had recently dropped coverage of the Company), representing the publicly available coverage of the Company, had both set a share price target for the Company’s common stock of $7.00. Applying financial projections for the Company for the years 2010 through 2012 as prepared by the Company’s management, which projections estimated increases of revenue and operating profit by 27 percent, raised the target price on an implied basis to $8.89.

Precedent Transactions Analysis. PBC reviewed certain international healthcare transactions and examined the following five recent transactions involving international healthcare companies announced since December 1, 2009:

Announce Date	Target	Acquiror	Description
04/26/2010	WuXi PharmaTech (Cayman) Inc.	Charles River Laboratories International, Inc.	Purchase of Company

12/21/2009	Chattem, Inc.	sanofi-aventis	Purchase of Company

02/10/2010	SSP Co., Ltd.	Boehringer Ingelheim GmbH	Tender Offer for 40% of Company

04/08/2010	Tongjitang Chinese Medicines Co.	Company Management	Purchase of Company

06/14/2010	Chindex International, Inc.	Shanghai Fosun Pharmaceutical (Group) Co., Ltd.	Block purchases of Company stock

Using publicly available estimates and other information for each of these transactions, PBC focused on a number of financial metrics it believed to be most important to compare, and these were calculated as follows:

•	the enterprise value (calculated as equity market capitalization plus net debt) divided by last twelve months sales, which is referred to in the table below as “Enterprise Value/LTM Sales;”

•	the enterprise value (calculated as equity market capitalization plus net debt) divided by last twelve months EBITDA, which is referred to in the table below as “Enterprise Value/LTM EBITDA;” and

•	the premium represented by the offer price over the target company’s closing share price one day prior to the transaction’s announcement, which is referred to in the table below as “Premium, 1 day.”

This analysis provided the high, low and mean transaction multiples and one day price premiums for the precedent transactions. In determining the number of shares of the Company’s common stock outstanding for purposes of calculating implied values per share of the Company’s common stock, PBC assumed the vesting of in-the-money stock options and warrants to purchase shares of the Company’s common stock, and the conversion of the outstanding convertible notes convertible into shares of the Company’s common stock, consistent with the treasury stock method. These analyses indicated an implied value per share of the Company’s common stock set forth opposite the relevant key financial metrics below:

Comparable Transactions Valuation Multiples and Stock Price Premiums

Financial Metric	High	Low	Mean	Implied Valuation at Precedent Transaction Mean
Enterprise Value/LTM Sales	5.5x	1.2x	3.0x	$9.72
Enterprise Value/LTM EBITDA	19.5x	4.6x	11.8x	$4.51
Premium, 1 day	37.9%	22.0%	31.9%	$10.10

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, PBC made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of PBC and the Company. PBC elected to utilize mean multiples for purposes of its comparable transaction analysis, based on PBC’s judgment that such metric was particularly useful in the context of such analysis. Individual elements of mathematical analysis, such as determining the mean, are not by themselves a meaningful method of using comparable transaction data, but should taken in consideration of the contexts in which they arise and utilized in conjunction with other quantitative and qualitative factors applicable to any such comparisons.

Discounted Cash Flow Analysis. PBC performed a discounted cash flow analysis for the Company using financial projections prepared by the Company’s management. PBC calculated the discounted cash flow value for the Company as the sum of the net present value of the Company’s estimated future unlevered free cash flow, calculated as net operating profit less cash taxes, capital expenditures and changes in working capital, that the Company was projected to generate for the fourth quarter of 2010 and for the years 2011 through 2014, plus the value of the Company at the end of such period, also known as the terminal value. The estimated future cash flows were based on the financial projections for the Company for the years 2010 through 2014 as prepared by the Company’s management. PBC used discount rates ranging from 12.8% to 16.0%, which rates were based on PBC’s judgment of the estimated weighted average cost of the Company’s capital PBC used a capital asset pricing model methodology and derived therefrom the Company’s costs of equity and debt. The cost of equity was derived from two estimated equity risk premiums, one of 12.0% and one of 15.0% (each of which included variously-weighted premiums for the Company’s relative size of market capitalization and the fact that its cash flows originate from operations in the PRC), each of which was reduced by the 2.7% yield of the 10-year U.S. Treasury bond utilized as a U.S. risk-free rate and multiplied by an adjusted beta of 1.22, which was the Company’s adjusted three-year beta relative to the S&P 500 Index. The resulting adjusted equity risk premiums were further adjusted by the re-inclusion of the risk-free rate, resulting in costs of equity of 14.0% or 17.7%. The cost of debt was derived from a pre-tax cost of debt of 7.0% with an effective marginal income tax rate of 35.0%, resulting in a cost of debt of 4.6%. These costs of equity and debt were then weighted with an assumption, based on the professional experience of PBC, that the Company had an optimal 15% debt to equity market capitalization weighting, resulting in weighted average costs of capital to be used as discount rates of 12.8% (utilizing the estimated equity risk premium of 12.0%) and 16.0% (utilizing the estimated equity risk premium of 15.0%).

The terminal value of the Company was calculated using perpetuity growth rates ranging from 4.0% to 7.0%, which represents PBC’s estimate of a conservative range of growth rates forecast for the pharmaceutical industry in the PRC. In the view of PBC, a reasonable long-term assumption on free cash flow growth is 6.0%, which captures the long term secular growth trends inherent in the Company’s business. Using these discount rates and terminal growth rate, this analysis indicated an implied equity value of $5.47 to $8.38 per share.

The foregoing summary describes all analyses and factors that PBC deemed material in its presentation to our board of directors, but is not a comprehensive description of all analyses performed and factors considered by PBC in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. PBC believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, PBC did not assign specific weights to any particular analyses.

PBC prepared these analyses for purposes of PBC providing its opinion to the board of directors as to the fairness from a financial point of view, as of the date of the opinion, to the holders of the Company’s common stock of the $10.00 per share to be paid to such holders in connection with the merger. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities may actually be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its respective advisors, including that the Chinese pharmaceutical industry and market would grow in line with historical and projected performance, economic conditions would remain similar to current conditions and there would be no significant changes in foreign exchange rates, as well as other matters, neither the Company, PBC nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through arms’-length negotiations between the Company and Sanofi and were approved by the board of directors. PBC did not recommend any specific amount of consideration to the Company or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

In arriving at its opinion, PBC assumed and relied upon the accuracy and completeness of the financial and other information used by PBC without any independent verification of such information and further relied upon the assurances of the Company’s management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company’s financial forecasts, PBC assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. PBC assumed no responsibility for and expressed no view as to any projections or estimates reviewed by PBC or the assumptions on which they were based. In arriving at its opinion, PBC was not requested to and did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Company. PBC’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion. PBC assumed no responsibility for updating or revising the opinion based on events or circumstances that may have occurred after the date of the opinion. PBC expressed no opinion as to the price at which shares of the Company’s common stock would trade at any time following the announcement of the proposed merger.

PBC assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. PBC also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the merger. PBC’s opinion does not in any manner address the form or structure of the merger. PBC also did not express any opinion as to any tax or other consequences that might result from the merger, nor did the opinion address any legal, tax, regulatory or accounting matters, as to which PBC understood that the Company had obtained such advice as it deemed necessary from qualified professionals.

PBC was retained to provide an opinion to the board of directors as to whether as of the date thereof the consideration to be received by the holders of the Company’s common stock in the merger was fair to such holders from a financial point of view. PBC’s services in connection with the merger consisted solely of providing the fairness opinion. PBC has received a fee of $400,000, which fee was contingent upon delivery of the opinion and the execution by the Company of one or more definitive agreements with respect to consummation of the merger or a subsequent transaction entered into by the Company in lieu of the merger, each of which conditions was satisfied. In addition, the Company agreed to reimburse PBC’s expenses and indemnify it for certain liabilities that may arise out of its engagement.

The board of directors retained PBC based upon its qualifications and expertise in providing valuation advice and upon its long-term familiarity with and understanding of the Company. In the past, PBC has provided investment banking and financial advisory services to the Company. Specifically, in the past two years, PBC was the placement agent in the issuance by the Company in October 2008 of shares of the Company’s common stock resulting in aggregate proceeds to the Company of $2.2 million, served as a retained financial advisor to the Company for a one-year term commencing in January 2009, was a co-placement agent in the issuance by the Company in February 2009 of units comprising shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock resulting in aggregate proceeds to the Company of $3.6 million, and was the placement agent in the issuance by the Company in March 2009 of secured convertible notes in the aggregate principal amount of $13,350,000. PBC received consideration related to these transactions of $980,256 in cash, 4546 shares of the Company’s common stock at $5.00 per share and 89,000 shares of the Company’s common stock at $3.00 per share. PBC and its affiliates comprise a full service securities firm engaged in securities trading, other brokerage activities and asset management, as well as financing and financial advisory services to a range of companies and individuals. In the ordinary course of PBC’s businesses, PBC and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Sanofi and certain of their respective affiliates.

PBC’s engagement and the opinion delivered to the board of directors were for the benefit of the board of directors, and the opinion was rendered to the board of directors in connection with the consideration of the merger by the board of directors. The opinion did not address the merits of the underlying decision by the Company to engage in the merger and was not intended to and did not constitute a recommendation to any holder of the Company’s common stock as to how such holder should vote with respect to the merger or any matter relating thereto. The opinion was approved by PBC’s fairness committee.

Certain Effects of the Merger

Conversion of Outstanding Common Stock and Cancellation of Stock Options, Warrants and Other Awards

If the merger agreement is approved by our stockholders and the other conditions to the completion of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of our common stock, other than shares held by the Company or its subsidiaries and shares held by stockholders who validly perfect their dissenters’ rights to appraisal under Delaware law, will be converted into the right to receive $10.00 in cash, without interest and less any required withholding taxes. Our stockholders will be required to surrender their shares upon the completion of the merger in exchange for a cash payment equal to $10.00 per share unless such stockholders exercise their dissenters’ rights to appraisal under Delaware law. After completion of the merger, stockholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing. If all eligible shares are converted, the total merger consideration expected to be paid is approximately $520.6 million.

Each option to acquire shares of our common stock (along with each other stock-based equity award) that is outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment equal to $10.00 times the number of shares subject to the option (or other stock-based equity awards), less the aggregate exercise price of the option (or other stock-based equity awards) and any required withholding taxes. The total amount expected to be paid in respect of options (and other stock-based equity awards) is approximately $11.9 million.

Each warrant to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger will be cancelled as of the effective time of the merger in exchange for a cash payment equal to $10.00 times the number of shares subject to the warrant, less the aggregate exercise price of the warrant and any required withholding taxes. The total amount expected to be paid in respect of warrants is approximately $5.1 million.

The total amount expected to be paid in respect of options, Company stock-based awards and warrants is approximately $17.0 million.

Effect on Listing; Registration and Status of Common Stock

Our common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NASDAQ-Global Market under the symbol “BJGP.” As a result of the merger, the Company will be a privately held subsidiary, with no public market for its common stock. After the merger, our common stock will cease to be traded on the NASDAQ-Global Market and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, registration of our common stock under the

Exchange Act will be terminated. This termination and the delisting of the Company’s common stock from the NASDAQ-Global Market will make the Exchange Act inapplicable to the Company as a stand-alone company, such as:

•	the short-swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a stockholders’ meeting; and

•

the liability provisions of the Exchange Act and the corporate governance requirements under NASDAQ rules and regulations and under the Sarbanes-Oxley Act of 2002 (such as the requirement that certain executive officers of the Company certify the accuracy of the Company’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls).

In addition, the Company will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to its common stock.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated in this proxy statement by reference, for risks relating to the Company’s business, as supplemented with the following risk factors:

Failure to complete the merger could negatively impact the market price of the Company’s common stock.

If the merger is not completed for any reason, the Company will be subject to a number of material risks, including the following:

•	the market price of the Company’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•

unless the failure to complete the merger is a result of a willful failure of Sanofi or Merger Sub, costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed; and

•

the diversion of management’s attention from the day-to-day business of the Company, the potential disruption to its employees and its relationships with customers, suppliers and distributors and potential diversion from certain aspects of its previously announced capital expenditure program during the period before the completion of the merger may make it difficult for the Company to regain its financial and market positions if the merger does not occur.

If the merger is not approved by our stockholders at the special meeting, the Company and Sanofi will not be permitted under Delaware law to complete the merger, and each of the Company and Sanofi will have the right to terminate the merger agreement. Upon such termination, the Company may be required to pay Sanofi a termination fee. See “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 65 of this proxy statement.

Further, if the merger agreement is terminated and our board of directors seeks another merger or business combination, stockholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Unless the merger agreement is terminated, the Company will not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless and until the merger agreement is terminated, subject to specified exceptions, the Company is restricted from initiating, soliciting or taking any action to facilitate or encourage the submission of any offer or proposal relating to an alternative transaction with any person or entity other than Sanofi. In addition, the Company will not be able to enter into an alternative transaction on more favorable terms, unless and until the merger agreement is terminated, which would result in the Company paying a $20,800,000 termination fee to Sanofi. See “Terms of the Merger Agreement—No Solicitations” beginning on page 60 of this proxy statement and “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 65 of this proxy statement.

Uncertainties associated with the merger may cause the Company to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with the Company following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

Gain recognized on the receipt of cash for our common stock pursuant to the merger may be subject to tax under PRC tax law.

Under the PRC Enterprise Income Tax Law, or the PRC EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises”. The implementation rules for the PRC EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the PRC EIT Law or that the gain recognized on the receipt of cash for our common stock should otherwise be subject to PRC tax to stockholders that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our common stock should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our common shares pursuant to the merger by our stockholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income or withholding tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Litigation Related to the Merger

In connection with the merger, two putative shareholder class action lawsuits have been filed the Court of Common Pleas of Montgomery County Pennsylvania.

On November 15, 2010, a putative shareholder class action lawsuit was filed in the Court of Common Pleas of Montgomery County Pennsylvania against the Company, the members of our board of directors, Sanofi and Merger Sub. The complaint in the lawsuit, M. Curtis Young v. BMP Sunstone Corp., et al., C.A. No. 2010-33305-0, or the Young Action, asserts that our board of directors and the Company’s Chief Financial Officer breached their fiduciary duties by causing the Company to enter into the merger agreement and further asserts that the Company, Sanofi and Merger Sub aided and abetted those alleged breaches of duty. The complaint seeks, among other relief, an order enjoining the merger, rescission of the merger agreement, imposition of a constructive trust to hold proceeds that defendants in the action receive from the merger, plaintiff’s counsel’s fees and experts’ fees.

On November 17, 2010, a putative shareholder class action lawsuit was filed in the Court of Common Pleas of Montgomery County Pennsylvania against the Company and the members of our board of directors. The complaint in the lawsuit, Gerald W. Kyler v. Xiaoying Gao, et al., Case Number 2010-33995, or the Kyler Action, asserts that the members of our board of directors breached their fiduciary duties by causing the Company to enter into the merger agreement and further asserts that the Company aided and abetted those alleged breaches of duty. The complaint seeks, among other relief, an order enjoining the merger, rescission of the merger agreement, plaintiff’s counsel’s fees and experts’ fees. On November 30, plaintiff filed an amended complaint and filed a second action titled Gerald W. Kyler v. Zhijun Tong, Case Number 2010-36224.

On December 9, 2010, the parties to the above actions filed a stipulation with the Court of Common Pleas of Montgomery County to consolidate the three actions into one action with the lead docket being C.A. No. 2010-33305-0. The parties further stipulated that Sanofi, Merger Sub and Fred Powell, all initially named as defendants in the Young Action, were to be dismissed without prejudice, the amended complaint in the Kyler Action would serve as the operative, consolidated complaint, and plaintiffs Gerald W. Kyler and M. Curtis Young would serve as lead plaintiffs. Finally, the stipulation provided that defendants’ response to the operative complaint would be due on January 10, 2011. On December 10, 2010, the parties’ stipulation was approved by the Court.

On January 10, 2011, defendants filed preliminary objections and a petition in the Court of Common Pleas of Montgomery County seeking dismissal of the consolidated complaint. While these cases are in their early stages, the Company and our board of directors believe that these lawsuits are without merit, and intend to defend the lawsuits vigorously.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that the Company’s directors and executive officers may be deemed to have interests in the transaction that are different from or in addition to the interests of the Company’s stockholders generally and that may present a conflict of interest. Our board of directors was aware of these interests and considered that such interests may be different from or in addition to the interests of our stockholders generally, among other matters, in approving the merger agreement and the transactions contemplated thereby and in determining to recommend that our stockholders vote for adoption of the merger agreement and approval of the merger. You should consider these and other interests of our directors and executive officers that are described in the proxy statement.

Cash-Out of Stock Options

The merger agreement provides that each outstanding option to purchase shares of the Company’s common stock granted under the employee and director stock plans of the Company, whether vested or unvested, that is outstanding immediately prior to the effective date of the merger, will become fully vested and converted into the right to receive an amount in cash determined by multiplying (x) the total number of shares of Company common stock subject to such stock option by (y) the excess, if any, of the amount of the merger consideration over the applicable exercise price per share of the Company common stock subject to such stock option.

The table below provides information, for each of our directors and executive officers, regarding the aggregate number of shares of common stock underlying outstanding vested and unvested options as of January 14, 2011, the aggregate number of shares of common stock subject to outstanding unvested options that will become fully vested in connection with the merger, the weighted average exercise price and the value of the unvested options, and the weighted average exercise price and value of all options. The information in the table assumes that all options will remain outstanding as of the effective date of the merger.

	Number of Shares Underlying Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price of Unvested Options	Value of Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options	Cash-Out Value of Options
Outside Directors
Les R. Baledge	50,000	31,251	$3.49	$109,065.99	$3.49	$174,500	$325,500
Martyn D. Greenacre	395,000	56,879	$7.36	$418,497.42	$5.38	$2,123,650	$1,826,350
Daniel Harrington	50,000	37,500	$3.84	$144,000.00	$3.84	$192,000	$308,000
Frank J. Hollendoner	165,000	23,128	$6.73	$155,763.57	$5.23	$862,800	$787,200
John W. Stakes, M.D.	230,000	24,378	$6.74	$164,257.32	$4.15	$955,200	$1,344,800
Albert Yeung	105,000	16,878	$6.26	$105,588.57	$6.05	$635,750	$414,250

Executive Officers
David Gao	455,000	66,878	$5.77	$385,832.32	$3.80	$1,730,000	$2,820,000
Fred M. Powell	260,000	34,378	$5.82	$199,938.57	$4.01	$1,043,450	$1,556,550
Zhijun Tong	80,000	30,419	$7.32	$222,759.70	$7.74	$619,000	$181,000
Yanping Zhao	245,000	143,127	$6.09	$871,544.74	$7.47	$1,829,250	$620,750

Cash-Out of Other Stock Based Awards

The merger agreement provides that at the effective date of the merger, each right of any kind, contingent or accrued, to receive shares of the Company’s common stock or benefits measured in whole or in part by the value of a number of shares of the Company’s common stock, and each award of any kind consisting of shares of the Company’s common stock, granted under any Company stock plans or Company benefit plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents), whether vested or unvested, which is outstanding immediately prior to the effective date of the merger will no longer represent a right or award with respect to shares of the Company’s common stock and will become fully vested and will entitle the holder to receive, on the effective date of the merger, an amount in cash equal to the merger consideration in respect of each share underlying a particular vested stock based award of the Company. Zhijun Tong holds 3,200,000 shares of the Company’s common stock which are restricted. Pursuant to the terms and condition of the merger agreement, these restricted shares of common stock at the effective time of the merger will no longer be subject to any restrictions and will be exchangeable for the merger consideration payable with respect to the shares.

Cash-Out of Warrants

The merger agreement provides that our board of directors will adopt resolutions and take any other actions (if necessary) to provide that each warrant outstanding immediately prior to the effective date of the merger will be canceled in exchange for one lump sum cash payment equal to (i) the product of (x) the number of shares of common stock of the Company subject to such warrant and (y) the merger consideration, minus (ii) the product of (x) the number of shares of common stock of the Company subject to such warrant and (y) the per share exercise price of such warrant (provided that if such calculation results in a negative number, the lump sum cash payment will be $0). Les R. Baledge holds warrants to purchase 80,000 shares of the Company’s common stock with an exercise price of 9.37 per share. The cash-out value of Mr. Baledge’s warrants is $50,400. Daniel Harrington holds warrants to purchase 21,288 shares of the Company’s common stock with an exercise price of 9.37 per share. The cash-out value of Mr. Harrington’s warrants is $13,411.

Convertible Notes

Les R. Baledge holds $4,062,500.00 in principal and accrued interest in the Company’s 12.5% Secured Convertible Notes due July 1, 2011, which are currently convertible into 1,354,166 shares of the Company’s common stock. Mr. Baledge’s wife and children hold $507,812.50 in principal and accrued interest in the Company’s 12.5% Secured Convertible Notes due July 1, 2011, which are currently convertible into 169,270 shares of the Company’s common stock. TVI Corp, HTH Limited Partnership and Tinkham Veale II Revocable Trust hold an aggregate of $2,335,937.50 in principal and accrued interest in the Company’s 12.5% March Cash Secured Convertible Notes due July 1, 2011 and the Company’s 12.5% Secured Convertible Notes due July 1, 2011, which are currently convertible into an aggregate of 778,645 shares of the Company’s common stock. Daniel Harrington has voting and investment control over the securities held by TVI Corp, HTH Limited Partnership and Tinkham Veale II Revocable Trust.

Severance Payments Under Employment Agreements

Consummation of the merger will constitute a change in control under the employment agreements between David Gao, Zhijun Tong, Fred M. Powell and Yanping Zhao and the Company. Each employment agreement provides for certain salary continuation payments and option acceleration in the event of an involuntary termination within 12 months of a change in control event. In contemplation of the merger, the existing employment agreements between Messrs. Gao, Tong, Powell and Ms. Zhao and the Company will be terminated, and in consideration therefor, each individual will be entitled to a special payment in an aggregate amount equal to 18 months’ current base salary to be paid at the effective date of the merger. The special payments will be subject to each individual’s execution of a general release of claims of the Company and Sanofi, and continued compliance with certain restrictive covenants consistent with covenants contained in the existing employment agreements. Accordingly, as a result of this merger, Messrs. Gao, Tong, Powell and Ms. Zhao will receive the following special payment, payable in a lump sum, as of the effective date of the merger, equal to the sum of:

•	David Gao: 18 months of current salary, at an amount of $500,000 per annum, for a total lump sum payment of $750,000;

•	Zhijun Tong: 18 months of current salary at an amount equal to the sum of $240,000 plus 792,000 RMB per annum, for a total lump sum payment equal to the sum of $360,000 plus 1,188,000 RMB;

•	Fred M. Powell: 18 months of current salary at an amount of $325,000 per annum, for a total lump sum payment of $487,500;

•

Yanping Zhao: 18 months of current salary at an amount equal to the sum of U.S. $120,000 plus 840,000 RMB per annum, for a total lump sum payment of an amount equal to the sum of U.S. $180,000 plus 1,260,000 RMB.

Retention Agreements

The merger agreement provides that Sanofi and the Company will, in consultation and cooperation with each other, negotiate and enter into retention agreements with David Gao, Zhijun Tong, Fred M. Powell and Yanping Zhao, who we refer to collectively herein as “Retention Executives,” which will incorporate the terms set forth in the term sheets for the retention agreements which have been determined to be mutually acceptable to Sanofi and the Retention Executives. The purpose of the retention agreements is to provide appropriate incentives to the Retention Executives and to induce their continued employment with the surviving corporation following the effective date of the merger.

Pursuant to the terms of the retention agreements, any existing employment agreements between the corresponding Retention Executives and the Company will be terminated (except with respect to any restrictive covenants applicable to such Retention Executives under such employment agreements). After the effective date of the merger, the terms of employment of each of the Retention Executives will be as specified in their respective retention agreements. Each Retention Executive will be entitled to a retention payment in an amount equal to six months of their respective current base salaries which will be payable on the date that is six months after the effective date of the merger, subject to the continued employment by the respective Retention Executive and their compliance with their respective retention agreements. The Retention Executives may become eligible to receive retention payments in the following amounts:

•	David Gao: $250,000;

•	Zhijun Tong: $175,000;

•	Fred M. Powell: $162,500; and

•	Yanping Zhao: $162,500.

Salaries, benefits and bonus levels will be maintained at the levels in existence prior to the effective date of the merger for each Retention Executive. Each Retention Executive will continue to be subject to a two-year non-competition and non-interference covenant, as well as confidentiality and nondisclosure covenants, consistent with the covenants contained in the employment agreements in effect prior to the effective date of the merger. Specifically, the non-competition covenant will prohibit the executive from, without prior written approval from the Company, being connected in any manner, in any relation or capacity, with any competing organization, who was a customer of the Company, for the purpose of inducing the customer to purchase/lease a competing service. Additionally, the non-interference covenant will prohibit the executive from directly or indirectly, employing, hiring, soliciting or, in any manner, encouraging any employee of the Company to leave the employ of the Company.

Strategic Committee Fees

In connection with this merger, our board of directors created a strategic committee in order to perform the analysis of strategic alternatives for the Company. The strategic committee is composed of Les R. Baledge, David Gao, Martyn D. Greenacre, Daniel P. Harrington, Frank J. Hollendoner, John W. Stakes, M.D., Zhijun Tong and Albert Yeung. Due to the commitment of the members of the strategic committee and the significant time and effort devoted by such individuals to the merger, our board of directors has elected to compensate the following members of the strategic committee as follows:

•	Les R. Baledge: $110,000

•	Albert Yeung: $80,000

•	Martyn D. Greenacre: $50,000

•	Daniel P. Harrington: $50,000

•	Frank J. Hollendoner: $50,000

•	John W. Stakes, M.D.: $50,000

David Gao and Zhijun Tong are not being compensated for their service as members of the strategic committee since they are receiving the special payments and retention payments as described above.

Indemnification of Executive Officers and Directors

The merger agreement contains provisions relating to the indemnification of and insurance for the Company’s directors and officers. Under the merger agreement, Sanofi and Merger Sub agree that all rights to indemnification for acts or omissions occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger (including any matters arising in connection with the transactions contemplated by the merger agreement), now existing in favor of the current or former directors, officers or employees of the Company as provided in the Company’s certificate of incorporation or bylaws or in any agreement shall survive the merger and shall continue in full force and effect. Further, Sanofi has agreed, to the fullest extent permitted under applicable law, to indemnify and hold harmless the current or former directors, officers or employees of the Company against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the effective time of the merger in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of its subsidiaries, including any actions or omissions or alleged actions or omissions in connection with the transactions contemplated by the merger agreement.

Directors’ and Officers’ Insurance

Under the merger agreement, for a period of six years from and after the effective time of the merger, Sanofi shall cause the Company to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions and from carriers with comparable credit ratings which are no less advantageous to the current or former directors, officers or employees of the Company with respect to claims arising from facts or events, actions or omissions on or before the effective time of the merger, except that in no event shall the Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the annual premium payable by the Company for such insurance for the year ending December 31, 2009. If the Company is unable to obtain the insurance as provided above, it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to 300% of the annual premium payable by the Company for such insurance for the year ending December 31, 2009, in respect of each policy year within such period. The Company may, in lieu of the foregoing insurance coverage, purchase, prior to the effective time of the merger, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement.

If Sanofi or the Company (i) consolidates with or merges into any other person, or (ii) transfers 50% or more of its properties or assets to any person, then and in each such case, proper provision shall be made so that the successors, assigns or transferees of Sanofi or the Company, as the case may be, will assume the obligations described above.

The foregoing summary of the indemnification of executive officers and directors’ and executive officers’ insurance is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A.

Regulatory Matters—Foreign Governmental Regulation

Pursuant to the PRC Anti-Monopoly Law, the Company and Sanofi are required to make a pre-closing competition filing with the Chinese Ministry of Commerce of the PRC, which we refer to as “MOFCOM.” The parties filed with MOFCOM on November 29, 2010. MOFCOM accepted the filing on December 27, 2010 and issued its clearance of the merger on January 25, 2011.

The Company and Sanofi are not aware of any other pre-closing antitrust or competition law filings required in connection with the proposed transaction.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” in this proxy statement, Treasury regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service, which we refer to as the “IRS,” and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this proxy are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of our common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, controlled foreign corporations, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code.

This discussion does not address U.S. federal estate or gift tax consequences of the merger, or the tax consequences of the merger under state, local, or foreign tax laws.

For purposes of this discussion, we use the term “U.S. holder” to refer to a beneficial owner of our common stock that is: (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions, (iii) a trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this discussion, we use the term “non-U.S. holder” to mean a beneficial owner of our common stock that is not a U.S. holder or a partnership or other pass-through entity treated as a partnership for U.S. federal income tax purposes.

If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

U.S. Holders

Exchange of Common Stock for Cash. Generally, the merger will be taxable to the U.S. holders of our common stock for U.S. federal income tax purposes. A U.S. holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in our common stock surrendered. Any such gain or loss generally will be capital gain or loss. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. holder has held our common stock for more than one year prior to the effective time of the merger. If the U.S. holder has held our common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. In general, long-term capital gains derived by non-corporate U.S. holders from the exchange of corporate stock for cash are subject to a U.S. federal tax rate of 15% through December 31, 2010. For taxable years after December 31, 2010, the U.S. federal tax rate on long-term capital gains from the exchange of stock for cash is currently scheduled to increase from 15% to 20%. U.S. holders of our common stock should consult their own tax advisors regarding the effect of this pending rate increase. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such U.S. holder must determine the adjusted tax basis and holding period separately with respect to each such block of our common stock.

Dissenting Stockholders. U.S. holders of our common stock who perfect dissenters’ rights with respect to the merger, as discussed under “—Dissenters’ Rights of Appraisal” beginning on page 50 of this proxy statement, and who receive cash in respect of their shares of our common stock, generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in our common stock surrendered. Each such U.S. holder should consult its own tax advisor as to the tax consequences of the receipt of cash as a result of exercising dissenters’ rights.

Information Reporting and Backup Withholding. Generally, U.S. holders of our common stock will be subject to information reporting on the cash received in the merger unless such U.S. holders are corporations or other exempt recipients. Under the backup withholding rules, a U.S. holder may be subject to backup withholding (at a current rate of 28%, but scheduled to increase to 31% for taxable years beginning after December 31, 2010) with respect to all cash payments to which a U.S. holder of our common stock is entitled in connection with the merger unless such U.S. holder provides under penalties of perjury on a Form W-9 (or appropriate substitute form) a taxpayer identification number, certifies that such U.S. holder is a U.S. person and that such taxpayer identification number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each U.S. holder of our common stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the exchange agent, in order to certify that the U.S. holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder of our common stock under these rules will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished timely to the IRS.

Non-U.S. Holders

Exchange of Common Stock for Cash. Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

the non-U.S. holder owns, directly or indirectly, more than 5% of our common stock and the Company is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the shorter of (i) such non-U.S. holder’s holding period and (ii) the five-year period ending on the date of the exchange of such shares in the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the exchange of stock for cash in the merger under regular graduated U.S. federal income tax rates unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or at such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the U.S.

The Company does not believe it will be treated as a U.S. real property holding corporation. However, if the Company is treated as a U.S. real property holding corporation and the non-U.S. holder owns, directly or indirectly, more than 5% of our common stock, then the gain recognized by the non-U.S. holder on the receipt of cash in the merger would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates.

Information Reporting and Backup Withholding. Cash proceeds received by a non-U.S. holder pursuant to the exchange of stock for cash in the merger may be subject to information reporting unless an exemption applies. In addition, backup withholding described above may apply, unless the payee certifies under penalties of perjury on the appropriate Form W-8 (or appropriate substitute form) that it is not a U.S. person or otherwise establishes an exemption, provided that the exchange agent does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. Each non-U.S. holder of our common stock should complete and sign the appropriate Form W-8 (or appropriate substitute form) included as part of the letter of transmittal and return it to the exchange agent.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Material PRC Tax Consequences

Under the PRC EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises”. The implementation rules for the PRC EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the PRC EIT Law or that the gain recognized on the receipt of cash for our common stock should otherwise be subject to PRC tax to stockholders that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our common stock should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our common shares pursuant to the merger by our stockholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income or withholding tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Dissenters’ Rights of Appraisal

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock, as determined by the Court of Chancery of the State of Delaware, which we refer to as the “Chancery Court.” Any of our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL, which we refer to as “Section 262,” in order to perfect their rights. We will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Appendix D.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the text of Section 262. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your right to appraisal under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law. Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

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You must deliver to us, as set forth below, a written demand for appraisal of your shares before the stockholder vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against (by proxy or otherwise) or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

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You must not vote in favor of the merger. A vote in favor of the merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must be a stockholder of record of the Company’s common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the completion of the merger.

If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of the Company’s common stock.

All demands for appraisal should be addressed to BMP Sunstone Corporation, Attn: Secretary, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of the Company’s common stock.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on the stock certificate(s) and cannot be made by the beneficial owner if such beneficial owner does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner. If you hold your shares of the Company’s common stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within ten days after the effective date of the merger, the Company, as the surviving entity must give written notice of the effective time of the merger to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, but not thereafter, either the surviving entity or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

Within 120 days after the effective date of the merger, but not thereafter, any stockholder who has complied with Section 262 will be entitled, upon written request to us, to receive a statement setting forth the aggregate number of shares of the Company’s common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement. You should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262. Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery

Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock.

In view of the complexity of Section 262, any of our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

TERMS OF THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL at the effective time of the merger, Merger Sub will be merged with and into the Company and, as a result of the merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Sanofi. The Company will continue to be governed by the DGCL and all of its rights, privileges, immunities, powers and franchises will continue unaffected by the merger.

The closing of the merger will occur on a date specified by the parties no later than the second business day after all of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” are satisfied or waived, or at such other time as agreed to by the parties. The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties.

The Merger Consideration and the Conversion of the Company’s Capital Stock

At the effective time of the merger, by virtue of the merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $10.00 in cash, without interest and less any required withholding taxes, other than the following shares, which will be cancelled and no payment made with respect thereto:

•

shares of the Company’s common stock owned directly or indirectly by Sanofi or Merger Sub or held by the Company as treasury stock (in each case, other than any such shares held on behalf of third parties) immediately prior to the effective time of the merger; and

•	shares of the Company’s common stock which have properly exercised their appraisal rights in accordance with Delaware law (see the “Appraisal Rights” section).

The price to be paid for each share of the Company’s common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of the Company by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend with respect to the shares of the Company’s common stock that occurs prior to the effective time of the merger.

Each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Sanofi will deposit with the paying agent for the merger the aggregate consideration to be paid to holders of shares of the Company’s common stock and the holders of stock options and other stock-based equity awards that have been granted to employees, officers and directors of the Company.

Each holder of shares of the Company’s common stock that are converted into the right to receive the merger consideration will be entitled to receive the per share merger consideration upon (i) surrender to the paying agent of a certificate, together with a duly completed and validly executed letter of transmittal, in the case of certificated shares of the Company’s common stock, or (ii) receipt by the paying agent of an “agent’s message,” in the case of a book-entry transfer of uncertificated shares of the Company’s common stock, together with such other documents as may customarily be required by the paying agent. Until so surrendered, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive the per share merger consideration upon such surrender. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificate or uncertificated share.

Treatment of Stock Options, Other Stock-Based Equity Awards, Warrants

Stock Options. Upon the completion of the merger, each outstanding option to acquire the Company’s common stock (and other stock-based equity awards), whether or not vested, that remains outstanding as of the closing of the merger will become vested and be converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the option (or other stock-based equity awards) multiplied by the amount (if any) by which the per share merger consideration exceeds the applicable exercise price of the option (or other stock-based equity awards), less any applicable withholding taxes.

Warrants. Upon the completion of the merger, each outstanding warrant to acquire the Company’s common stock that remains outstanding as of the closing of the merger will be converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the warrant multiplied by the amount (if any) by which the per share merger consideration exceeds the applicable exercise price of the warrant.

Stockholders’ Meeting

Pursuant to the terms of the merger agreement, the Company has agreed to, as promptly as practicable after the date of the merger agreement, file a preliminary proxy statement relating to the special meeting of the Company’s stockholders to be held for the purpose of considering the merger agreement and the transactions contemplated by the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Sanofi and Merger Sub and representations and warranties made by Sanofi and Merger Sub to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties have been qualified by certain disclosures that the Company made to Sanofi and Merger Sub in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. This description of the representations and warranties is included to provide the Company’s stockholders with information regarding the terms of the merger agreement.

In the merger agreement, the Company has made customary representations and warranties to Sanofi and Merger Sub with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of the Company and its subsidiaries;

•	its capitalization, including in particular the number of shares of the Company’s common stock issued and outstanding;

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its authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, the enforceability of the merger agreement against the Company and the inapplicability of state anti-takeover statutes;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

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the absence of conflicts with, creation of liens or defaults under the Company’s or its subsidiaries’ governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	its SEC filings since January 1, 2007, including financial statements contained therein;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of specified undisclosed liabilities;

•	compliance with laws and permits, including environmental laws and regulations;

•	matters related to employee benefit plans;

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conduct of business and absence of certain changes, except as contemplated by the merger agreement, including that there has been no fact, event, change, development or set of circumstances, that has had or would reasonably be expected to have, a material adverse effect on the Company;

•	the absence of certain litigation or investigations;

•	the accuracy and compliance with applicable securities laws of the information supplied by the Company in this proxy statement;

•	tax matters;

•	labor and employment matters;

•	intellectual property matters;

•	receipt by the Company’s board of directors of a fairness opinion from each of Stephens and PBC;

•	the required vote of the Company’s stockholders;

•	matters with respect to the Company’s material contracts;

•	title to properties and the absence of encumbrances;

•	the absence of undisclosed brokers’ fees and expenses;

•	insurance matters;

•	transactions between the Company and interested parties;

•	the Company’s largest customers and suppliers; and

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the lack of facts or circumstances that would result in any governmental entity acting pursuant to the Anti-Monopoly Law of the PRC, which we refer to as the “PRC Merger Regulation,” to request a material divestiture of the assets or business of either Sanofi or the Company.

Many of the representations and warranties in the merger agreement made by the Company are qualified by a “materiality” or “material adverse effect with respect to the Company” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on the Company).

Under the merger agreement, a material adverse effect with respect to the Company is generally defined as a state of facts, circumstances, events or changes that have had a material adverse effect on the assets, liabilities, business, operations, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or the ability of the Company to consummate the merger, but does not include:

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facts, circumstances, events or changes (i) generally affecting the specialty pharmaceutical industry or the segments thereof in which the Company and its subsidiaries operate (including changes to commodity prices) in the PRC or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets in the United States, the PRC or elsewhere, (iii) resulting from any political conditions or developments in general, (iv) resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any material facility or property of the Company or any of its subsidiaries), (v) reflecting or resulting from changes or proposed changes in law (including rules and regulations) or interpretation thereof or accounting principles generally accepted in the U.S., which we refer to as “GAAP,” (or interpretations thereof), or (vi) resulting from actions of the Company or any of its subsidiaries that Sanofi has expressly requested in writing or to which Sanofi has expressly consented in writing; provided that clauses (i) through (v) above may be taken into account if they disproportionately affect the Company relative to other industry participants;

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any decline in the stock price of the Company’s common stock on the NASDAQ—Global Market or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a material adverse effect); or

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any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than the obligation of the Company to comply with its obligations to operate in the ordinary course of business) with, the merger agreement and the transactions contemplated by the merger agreement.

In the merger agreement, Sanofi and Merger Sub made customary representations and warranties to the Company with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of Sanofi and Merger Sub;

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the authority of each of Sanofi and Merger Sub to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Sanofi and Merger Sub;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

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the absence of conflicts with, creation of liens or defaults under Sanofi’s or Merger Sub’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	Sanofi’s SEC filings since January 1, 2007, including financial statements contained therein;

•	the absence of certain litigation or investigations;

•	the accuracy and compliance with applicable securities laws of the information supplied by Sanofi and Merger Sub contained in this proxy statement;

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the sufficiency of funds to satisfy its obligations under the merger agreement including payment of the aggregate consideration to be paid to holders of shares of the Company’s common stock and the holders of stock options and other stock-based equity awards;

•	the capitalization of Merger Sub;

•	the absence of a requirement that Sanofi’s stockholders or board of directors vote on the merger;

•	the absence of undisclosed brokers’ fees and expenses; and

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the lack of facts or circumstances that would result in any governmental entity acting pursuant to the PRC Merger Regulation to request a material divestiture of the assets or business of either Sanofi or the Company.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger.

Covenants Regarding Conduct of Business by the Company Pending the Closing of the Merger

Except as required by law, set forth in the merger agreement, disclosed prior to execution of the merger agreement or agreed to in writing by Sanofi, from October 28, 2010 until the earlier of the consummation of the merger or the termination of the merger agreement, the Company will, and will cause each of its subsidiaries to:

•	conduct its businesses in the ordinary course of business; and

•

use its commercially reasonable efforts to preserve substantially intact its business organizations, keep available the services of those of their present officers, employees and workforce generally and preserve its present relationships with significant customers and suppliers.

In addition, except as required by law, disclosed prior to the execution of the merger agreement, set forth in the merger agreement or agreed to in writing by Sanofi (which may not be unreasonably withheld, delayed or conditioned), from October 28, 2010 until the earlier of the consummation of the merger or the termination of the merger agreement, with certain exceptions, the Company will not, nor will it permit its subsidiaries to:

•

declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock, except dividends and distributions paid or made to the Company on a pro rata basis by subsidiaries in a manner consistent with past practice;

•

split, combine, recapitalize or reclassify, directly or indirectly, any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction;

•

except as required pursuant to existing written agreements or employee benefit plans in effect as of the date of the merger agreement and subject to certain other exceptions agreed to by the parties, increase the compensation or other benefits payable or to become payable to the Company’s directors, officers or employees (other than pursuant to the normal annual salary review process in the ordinary course of business and consistent in all material respects with past practice); grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee of the Company or any of its subsidiaries; enter into any employment agreement with any executive officer or senior employee of the Company or any of its subsidiaries; enter into or engage in negotiations with respect to any collective bargaining or other similar agreement; or except as required by a collective bargaining agreement in the ordinary course of business, establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its subsidiaries, or any of their beneficiaries;

•

materially change financial accounting policies or procedures or any of the Company’s methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable law;

•

approve, authorize or omit to take any action that is intended or would reasonably be expected to, prevent, impede, interfere with, delay or postpone the merger or other transactions contemplated by the merger agreement;

•	except in respect of the merger, any mergers, consolidations or business combinations among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, and as otherwise agreed to by the parties, authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or any acquisition or transfer of any business or stock or assets of any person that comprise or constitute a business organization or division thereof;

•

(i) adopt any amendments to, or otherwise change, the Company’s certificate of incorporation or bylaws or similar applicable charter documents; or (ii) except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, issue, sell, pledge, deliver, dispose of or encumber, or authorize the issuance, sale, pledge, delivery, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof), other than issuances of the Company’s common stock in respect of any exercise of the Company’s stock options and other stock-based awards outstanding on the date of the merger agreement, and issuances of Company’s common stock in respect of any conversion of the Company’s outstanding convertible notes, in each case in accordance with their current terms;

•

grant, confer or award any compensatory shares, restricted shares, warrants, options, convertible security or other rights to acquire or which otherwise relate to any shares of the Company’s capital stock, or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested award granted under an equity compensation plan of the Company;

•

except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares except for acquisitions of the Company’s common stock tendered by holders of options and other stock-based awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto;

•

incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (i) any indebtedness for borrowed money among the Company and its subsidiaries and joint ventures or among the Company’s subsidiaries and joint ventures, (ii) up to $3 million in aggregate principal amount of indebtedness for borrowed money under commercially reasonable credit facilities or in the commercial paper market incurred to replace, renew, extend, refinance or refund any existing short-term indebtedness for borrowed money, (iii) guarantees by the Company of indebtedness for borrowed money of subsidiaries of the Company, and (iv) indebtedness for borrowed money not to exceed $3 million in aggregate principal amount outstanding at any time incurred by the Company or any of its subsidiaries other than in accordance with clauses (i)—(iii) above;

•

except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than liens which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used) or otherwise dispose of any portion of its properties or assets, including the capital stock of subsidiaries, other than in the ordinary course of business and except (i) pursuant to existing agreements in effect prior to the execution of the merger agreement, (ii) in the case of liens, as required in connection with any indebtedness permitted to be incurred by the merger agreement, and (iii) for transactions involving less than $500,000 individually, or $2 million in the aggregate;

•

terminate, cancel, renew, or request or agree to any material amendment or material modification to, material change in, or material waiver under, any material contract or permit, or enter into or materially amend any contract, or waive, release or assign any material right or claim under any contract or permit;

•

(i) settle any action relating to the merger, the merger agreement or the transactions completed by the merger agreement, or (ii) settle any other action, other than for monetary damages payable by the Company or any subsidiary not in excess of $500,000 individually or $2 million in the aggregate or (iii) commence any material action other than in the ordinary course of business without reasonably consulting with Sanofi prior to such commencement or other than any action against Sanofi or Merger Sub arising out of or relating to the merger, the merger agreement or the transactions contemplated by the merger agreement;

•

(i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any intellectual property or licenses of intellectual property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect the Company’s interest in the intellectual property or licenses of intellectual property, (ii) grant to any third person any license with respect to any intellectual property, except non-exclusive licenses in the ordinary course of business consistent with past practice, (iii) develop, create or invent any intellectual property jointly with any third person, except in the ordinary course of business consistent with past practice, (iv) disclose any confidential information or confidential intellectual property to any person, other than employees of the Company or the subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, or (v) fail to notify Sanofi and Merger Sub promptly of any infringement, misappropriation or other violation of or conflict with any intellectual property of which the Company or any subsidiary becomes aware and to consult with Sanofi and Merger Sub regarding the actions (if any) to take to protect such intellectual property;

•

fail to exercise any rights of renewal pursuant to the terms of any of the leases or subleases underlying leased real property which by their terms would otherwise expire; provided that if the terms and conditions of such leases and subleases as so extended would be materially different than the terms and conditions currently in effect, the Company shall not, and shall cause its subsidiaries not to, exercise such rights without Sanofi’s prior written consent;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•

(i) fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company and its subsidiaries’ past practice or (ii) undertake or permit any compromise or settlement of any claim arising under any of its respective insurance policies where the losses claimed are in excess of $500,000;

•	materially alter the terms, business arrangements or other aspects of its relationship with any material customer or supplier;

•

engage or enter into any contract, agreement or understanding with any affiliate of the Company or any of its subsidiaries, other than contracts, agreements or understandings solely with affiliates in the ordinary course of business consistent with past practices;

•	permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions; and

•

make or change any tax election, settle or compromise any tax liability of the Company or any of its subsidiaries, make any change in tax accounting methods, file any amended tax return, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund.

No Solicitation

Subject to the below exception, the Company has agreed to, immediately following its entering into the merger agreement, cease any existing discussions or negotiations with any party or parties with respect to any alternative proposal. Specifically, subject to the below exception, the Company has agreed to not and to cause its representatives (directors, officers, financial and legal advisors, etc.) to not:

•

solicit, initiate or encourage, or take any other action to facilitate, any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or may reasonably be expected to constitute, an alternative proposal;

•

enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information in furtherance of such inquiries or to obtain or with respect to, any proposal that constitutes, or may reasonably be expected to constitute, an alternative proposal, or in response to any inquiries or proposals that may reasonably be expected to lead to any alternative proposal;

•	enter into any agreement, commitment or letter of intent providing for any alternative proposal; or

•	agree to approve, endorse or recommend any alternative proposal.

If, however, at any time before the stockholders of the Company approve the merger, the Company receives from a third party an alternative proposal that (1) constitutes a superior proposal, (2) which the Company’s board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, could reasonably be expected to result in a superior proposal and (3) did not arise out of a breach of the Company’s obligations under the section of the merger agreement prohibiting solicitations, the Company is permitted to:

•

furnish nonpublic information to the third party making any such alternative proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms no less favorable to the Company than the terms of the confidentiality agreement between Sanofi and the Company;

•	engage in discussions or negotiations with the third party with respect to the alternative proposal; and

•

if the Company’s board of directors determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable law in order for the directors to comply with their fiduciary duties, release any third party from, or waive any provision of, a confidentiality or standstill provision to which it is a party.

The Company is required to promptly (and in any event within 24 hours) notify Sanofi if it receives any proposal, inquiry, offer or request relating to or constituting an alternative proposal, any request for discussions or negotiations, or any request for information relating to the Company in connection with an alternative proposal or a potential alternative proposal or for access to the properties or books and records of the Company of which the Company or its representatives becomes aware. The Company is also required to provide Sanofi with the terms of any alternative proposal and copies of any alternative proposals and certain related documents. The Company is also required to promptly (and in any event within 24 hours) keep Sanofi reasonably informed on a current basis of any change to the terms of any alternative proposal.

An “alternative proposal” means a unsolicited, bona fide, written proposal or any bona fide, written offer made by any person (other than a proposal or offer by Sanofi) relating to (i) any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination transaction, or a “merger of equals,” in each case involving the Company; (ii) the acquisition by any person or “group” of persons, directly or indirectly, of fifteen percent (15%) or more of the consolidated assets of the Company; (iii) the issuance to or acquisition by any person or “group” of persons of fifteen percent (15%) or more of any class of equity securities of the Company or any material subsidiary; or (iv) any tender offer or exchange offer that, if consummated, would result in any person or group of “persons” beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or of any subsidiary.

A “superior proposal” means an alternative proposal that the board of directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable from a financial point of view to the Company and its stockholders than the merger (after taking into account any proposal by Sanofi to amend the terms of the merger or the merger agreement). For purposes of the definition of “superior proposal”, each reference to fifteen percent (15%) in the definition of “alternative proposal” above shall be replaced with “fifty percent (50%).”

Board of Directors’ Recommendation

Subject to the provisions described below, the Company’s board of directors agreed to recommend that the Company’s stockholders vote in favor of the adoption and approval of the merger agreement and approval of the merger in accordance with the applicable provisions of the DGCL. The Company’s board of directors also agreed to include the board recommendation in this proxy statement.

Notwithstanding these restrictions, in response to the receipt of an alternative proposal (that did not arise or result from a breach of the no solicitation provision) that has not been withdrawn, at any time prior to obtaining the approval of the Company’s stockholders, the Company’s board of directors may change, withhold or withdraw its recommendation of the merger but only if the Company’s board of directors has concluded in good faith, after consultation with financial advisors and outside legal counsel, that (1) such alternative proposal constitutes a superior proposal and (2) effecting a change in the Company’s recommendation of the merger is required for the Company’s board of directors to comply with its fiduciary obligations to the Company and its stockholders under applicable law.

The merger agreement does not prohibit the Company’s board of directors, in circumstances not involving or relating to a alternative proposal, from amending, modifying or withdrawing its recommendation of the merger to the extent that the Company’s board of directors determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.

The merger agreement also does not prohibit the Company’s board of directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company’s board of directors, after consultation with its outside legal and financial advisors, the disclosure is required in order for the Company’s board of directors to comply with its fiduciary obligations, or is otherwise required, under applicable law.

Employee Benefits

For one year following the closing of the merger, Sanofi has agreed to provide certain of the Company’s employees with benefits and compensation that are no less favorable in the aggregate than the benefits and compensation such employees were receiving prior to the closing of the merger. Separately, Sanofi has agreed to honor and pay bonuses payable to certain employees of the Company for fiscal year 2010 and to honor the terms of severance and change of control provisions included in the employment agreements of certain employees of the Company.

Further, with respect to any benefit plans of Sanofi in which Company employees first become eligible to participate on or after the closing of the merger, Sanofi has agreed to use commercially reasonable efforts to (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company’s employees under any Sanofi benefit plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the analogous benefit plan of the Company; (ii) provide each applicable Company employee with credit for any co-payments and deductibles paid prior to the closing of the merger during the calendar year of the closing of the merger to the same extent such credit was given under the analogous benefit plan of the Company; and (iii) recognize all service of each applicable employee of the Company prior to the closing of the merger to the Company, its subsidiaries and any predecessor entities of the Company or any of its subsidiaries (as well as service to Sanofi and its affiliates (including the surviving corporation) after the closing of the merger), for purposes of eligibility and vesting, and with respect to severance and vacation benefits only, with respect to benefit accruals, of any Sanofi benefit plans in which any applicable employee of the Company participates after the closing of the merger.

Other Covenants and Agreements

The Company and Sanofi have made certain other covenants to and agreements with each other regarding various other matters including:

•

The indemnification of the Company’s directors, officers and employee for certain acts occurring prior to the merger (See “The Merger—Interests of Directors and Executive Officers—Director and Officer Indemnification”);

•	Sanofi’s access to the Company’s information and Sanofi’s agreement to keep the information provided to it confidential;

•

the Company and Sanofi notifying each other of certain communications from government entities and any actions, suits, investigations, claims or proceedings which purport to materially affect the consummation of the merger; and

•	Section 16 of the Exchange Act.

Further, in the event any of the Company’s convertible notes are still outstanding immediately before the closing of the merger, the Company has agreed to use its reasonable best efforts to procure that the pledge agreement, dated as of January 20, 2009 and amended as of March 12, 2009, among the Company, the noteholders identified on the signature pages thereto, referred to herein as the noteholders, and Les Baledge, as agent for the noteholders, shall be terminated and all liens on the collateral in the pledge agreement shall be released.

The Company further agreed to use its reasonable best efforts to cooperate with Sanofi to permit the surviving corporation to comply with all of its obligations pursuant to the convertible notes, including, but not limited to, providing assistance in connection with the preparation of supplemental indentures, legal opinions and notices. Also, the Company agreed that, prior to the closing of the merger, it will use its reasonable best efforts to procure any necessary waivers or consents in connection with the merger with respect to any outstanding promissory note, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $1,000,000, the absence of which would result in, or be capable of resulting in the declaration of, a default or acceleration of any amount due pursuant to any other outstanding financial instrument or borrowing of the Company or any subsidiary of the Company or the enforcement of any pledge, mortgage, security, guarantee or any similar undertaking given in relation to such financial instrument or borrowing.

Reasonable Best Efforts

Each party has agreed to use its reasonable best efforts to obtain all regulatory clearances and approvals required to consummate the merger. In particular, each party has agreed to:

•	make the required filing under the PRC Merger Regulation as promptly as practicable;

•	determine what other regulatory clearances are necessary in other countries and make the appropriate filings;

•	supply as promptly as practicable additional information and documents requested by regulators; and

•

each take all such further action as may be necessary to resolve regulator objections, if any, as the antitrust enforcement authorities or competition authorities of any nation or jurisdiction may assert with respect to the merger, and to avoid or eliminate, and minimize the impact of, each and every impediment under any law that may be asserted by any governmental entity with respect to the merger in each case so as to enable the closing of the merger to occur as soon as reasonably possible.

Regardless of the agreements above, the Company and Sanofi shall not be required to (i) propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets, businesses, products or product lines of Sanofi or the Company (or any of their respective subsidiaries or affiliates), (ii) create or terminate relationships, ventures, contractual rights or obligations of the Company or Sanofi or their respective subsidiaries or affiliates or (iii) otherwise take or commit to take actions that after the closing of the merger would limit the freedom of Sanofi or its subsidiaries’ (including the surviving corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the surviving corporation’s) or affiliates’ businesses, product lines or assets, in each case as may be required in order to obtain all required actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing closing of the merger or materially delaying the closing of the merger, unless such divestitures are, in the aggregate, immaterial to each of (i) Sanofi and its business as currently conducted and (ii) the Company and its business as currently conducted; provided, further, that the divestiture of any assets, businesses, products or product lines of Sanofi or the Company the aggregate revenues of which are equal to or in excess of $7 million for the most recent fiscal year shall be deemed to be material for the purposes of the foregoing.

Sanofi is entitled to direct the antitrust defense of the merger in any investigation, litigation or negotiations with any governmental entity or other person relating to the merger. The Company and Sanofi have agreed to:

•	cooperate and consult with one another;

•	furnish necessary information as the other may reasonably request for any notifications and filings;

•	keep each other apprised of the status of regulatory matters, including providing copies of all communications to or from third parties and governmental entities;

•	permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given to a governmental entity; and

•	in the case of Sanofi, not participate in any substantive meeting or telephone call with a governmental entity without giving the Company the opportunity to attend and observe.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	approval and adoption of the merger agreement and the merger by a majority of the outstanding shares of the Company’s common stock;

•	absence of any injunction, restraint or prohibition by any court or other tribunal of competent jurisdiction which prohibits the consummation of the merger;

•	the PRC’s Ministry of Commerce shall have issued a decision under the PRC Merger Regulation approving the merger; and

•

subject to certain exceptions, all applicable waiting and other time periods under other applicable foreign, federal antitrust, competition or fair trade laws or applicable laws, other than the PRC Merger Regulation, shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances in any relevant jurisdiction shall have been obtained.

Conditions to the Company’s Obligations. The obligation of the Company to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

(i) the representations and warranties of Sanofi and Merger Sub that are qualified by a “material adverse effect” qualification shall be true and correct in all respects as so qualified at and as of the date of the merger agreement and at and as of the closing of the merger as though made at and as of the closing and (ii) the representations and warranties of Sanofi and Merger Sub that are not qualified by a “material adverse effect” qualification shall be true and correct at and as of the date of the merger agreement and at and as of the closing of the merger as though made at and as of the closing, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a material adverse effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period;

•

Sanofi’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the merger agreement; and

•	the receipt by the Company of an officer’s certificate by Sanofi certifying to the effect that the foregoing two conditions have been satisfied.

Conditions to Sanofi’s and Merger Sub’s Obligations. The obligation of Sanofi and Merger Sub to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

(i) the representations and warranties of the Company that are qualified by a “material adverse effect” qualification shall be true and correct in all respects as so qualified at and as of the date of the merger agreement and at and as of the closing of the merger as though made at and as of the closing and (ii) the representations and warranties of the Company that are not qualified by a “material adverse effect” qualification shall be true and correct at and as of the date of the merger agreement and at and as of the closing of the merger as though made at and as of the closing, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a material adverse effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; and provided further that certain representations and warranties of the Company relating to capital stock of the Company (other than de minimis exceptions) shall be true and correct in all respects;

•

the Company’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the merger agreement; and

•	the receipt by Sanofi of an officer’s certificate by the Company certifying to the effect that the foregoing two conditions have been satisfied.

The above conditions may be amended or waived prior to the effective time of the merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, subsequent to the adoption of the merger agreement by the Company’s stockholders, no amendment to the merger agreement will be made that requires the approval of the Company’s stockholders under applicable law unless the required further approval is obtained.

Termination of the Merger Agreement

The Company and Sanofi may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either Sanofi or the Company may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger has not been completed on or before the date that is six months from the date of the merger agreement (which we refer to in this proxy statement as the end date) and the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been a principal cause of or resulted in the failure to consummate the merger on or before the end date;

•

a final and non-appealable injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered and the party seeking to terminate the merger agreement has complied with its obligations to obtain the required governmental and other approvals; or

•	the special meeting to be held for the purposed of approving the merger shall have concluded without the approval of the merger by the Company’s stockholders.

The Company may also terminate the merger agreement if:

•

subject to compliance with advance notice provisions, Sanofi has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would cause a condition of the Company’s obligation to close not to be satisfied and (2) cannot be cured by the end date; or

•

at any time prior to the approval of the Company’s stockholders being obtained, in order to enter into any agreement, understanding or arrangement providing for a superior transaction, if the Company has provided Sanofi with the opportunity to match the proposal providing for the superior transaction and concurrently pays the termination fee described below.

Sanofi may also terminate the merger agreement if:

•

subject to compliance with advance notice provisions, the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would cause a condition of Sanofi’s or Merger Sub’s obligation to close not to be satisfied and (2) cannot be cured by the end date; or

•	the Company’s board of directors changes its recommendation of the transaction.

Termination Fees

The Company has agreed to pay Sanofi a termination fee of $20,800,000 if:

•

the Company terminates the merger agreement in order to enter into an agreement, understanding or arrangement providing for a superior transaction (which the Company is permitted to do if it has provided Sanofi with the opportunity to match the proposal providing for the superior transaction and, simultaneously with the termination, pays the termination fee);

•

(1) after the date of the merger agreement, a proposal providing for an alternative transaction has been publicly announced and not withdrawn prior to the meeting of the Company’s stockholders to be held for the purpose of approving the merger; (2) the Company or Sanofi terminates the merger agreement on the grounds that the approval of the Company’s stockholders was not obtained at the Company’s stockholder meeting held for that purpose; and (3) concurrently or within twelve months after such termination, a definitive agreement providing for another merger is entered into or consummated by the Company; or

•

Sanofi terminates the merger agreement on the grounds that the Company’s board of directors has changed its recommendation of the merger, and at the time of the change in recommendation, a proposal providing for an alternative transaction was pending.

In the event that the Company pays the termination fee to Sanofi, the Company will have no further liability to Sanofi.

STOCKHOLDER SUPPORT AGREEMENT

The following description summarizes the material provisions of the stockholder support agreement and is qualified in its entirety by reference to the complete text of the Stockholder Support Agreement. The Stockholder Support Agreement included in this proxy statement as Appendix E contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

Voting Arrangements and Related Provisions

In connection with the execution of the merger agreement, our directors and executive officers of the Company entered into a Stockholder Support Agreement with Sanofi. These directors and executive officers have agreed to vote (or cause to be voted) shares of our common stock (together representing approximately 22% of the outstanding shares of our common stock as of January 14, 2011 on a fully-diluted basis and 17% on an undiluted basis) in favor of the adoption of the merger agreement and any actions required in furtherance of the merger agreement.

Each of these stockholders also agreed to vote (or cause to be voted) shares of common stock against the following actions:

•	any alternative proposal (as described in “Terms of The Merger Agreement—No Solicitation”);

•

any amendment to the Company’s certificate of incorporation or bylaws or any other proposal or transaction involving the Company, the purpose of which amendment or other proposal or transaction is to delay, prevent or nullify the merger or the transactions contemplated by the merger agreement or change in any manner the voting rights of any capital stock of the Company, and against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the merger agreement, which we collectively refer to in this proxy statement as “frustrating transactions.”

In connection with the Stockholder Support Agreement, the stockholders further agreed not to:

•

enter into any agreement directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, such shares of our common stock in respect of the matters described above, the effect of which would be inconsistent with or violate any provision described above;

•	sell, transfer, pledge, hypothecate, encumber, assign or dispose of such shares of our common stock unless the transferee executes a counterpart of the stockholder agreement and proxy; and

•

make any press release or public announcement with respect to the stockholder agreement, the merger agreement or any of the transactions contemplated thereby, directly or indirectly, without the prior written consent of Sanofi, except as may be required by applicable law or as may be permitted by the merger agreement.

Each of the parties to the Stockholder Support Agreement has irrevocably granted to, and appointed Sanofi as that party’s attorney and proxy to vote, or grant a consent or approval in respect of, that party’s shares of our common stock which are subject to the Stockholder Support Agreement in favor of the adoption of the merger agreement and any actions required in furtherance thereof and against any company alternative proposal or frustrating transaction. The proxy granted under the stockholder support agreement is irrevocable.

Termination

The Stockholder Support Agreement generally terminates on the earliest of the effective time of the merger, the termination of the merger agreement or written notice by Sanofi of the termination of the Stockholder Support Agreement.

INTELLECTUAL PROPERTY TRANSFER AGREEMENT

Prior to the execution of the merger agreement, on October 28, 2010 the Company entered into the IP Transfer Agreement with Han Zhiqiang, the former President and Chief Operating Officer of the Company, and Baishan China Limited, an entity in which Mr. Han and his wife are the sole interest holders.

Pursuant to the terms and conditions of the IP Transfer Agreement, Mr. Han and Baishan China Limited transferred ownership of 14 trademarks relating to certain Sunstone products and 46 patents relating to production technology, production devices and package design in connection with certain Sunstone products, to Sunstone. Furthermore, Mr. Han and Baishan China Limited both agreed not to, now or at any time in the future apply for or use any trademark or other mark identical or confusingly similar to the trademarks identified in the IP Transfer Agreement or any other mark registered to Sunstone (Tangshan) Pharmaceutical Co., Ltd. and its affiliates. In consideration, the Company agreed to accelerate the removal of the restrictive legend from 3.2 million shares of the Company’s common stock held by Han Zhiqiang from February 18, 2011 to no later than December 12, 2010 (45 days after the execution of the IP Transfer Agreement).

PROJECTED FINANCIAL INFORMATION

The Company provided each of Stephens and PBC with financial projections prepared by the Company’s management that were used by those financial advisors for the purpose of preparing the analyses used in rendering their respective fairness opinions. These financial projections were also provided to our board of directors in connection with its consideration of the merger with Sanofi. The information reviewed and the analyses performed by Stephens and PBC for purposes of their respective opinions are described under “Opinion of Stephens” and “Opinion of Philadelphia Brokerage Corporation.” Although these financial projections, which we refer to as the “management projections,” were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying the management projections involve judgments with respect to future economic, competitive, regulatory and financial market conditions, and future business decisions that may or may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company and will be beyond the control of the combined company if the merger is consummated. The underlying assumptions may prove to be inaccurate and the projected results may not be realized. Actual results likely will differ, and may differ materially, from those reflected in the management projections, whether or not the mergers are completed. For examples of the risks and uncertainties to which the projections are subject, please refer to the section entitled “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.”

The inclusion of the management projections in this proxy statement should not be regarded as an indication that our board of directors, or any other recipient of the information then considered, or now considers, them to be a reliable prediction of future results. The management projections summarized in this section were prepared solely for internal use by the Company and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP as established by the Financial Accounting Standards Board and other authoritative organizations. At the time the projections were prepared, the management projections represented the best assumptions, estimates and judgments of the Company’s management.

All of the management projections summarized in this section were prepared by and are the responsibility of the management of the Company. Neither Stephens nor PBC has examined, compiled or otherwise performed any procedures with respect to the financial information contained in these financial projections, and their respective fairness opinions do not extend to the projections and should not be read to do so.

By including in this proxy statement the following summary of the management projections, neither the Company nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of the Company. Neither the Company or Sanofi nor, after completion of the merger, the surviving corporation, undertakes any obligation, to update or otherwise revise the management projections.

Management Projections ($ in millions)

	For the Projected Fiscal Year Ended December 31,					‘09-’14 CAGR
	2010E	2011E	2012E	2013E	2014E
Revenue	$191.0	$231.3	$281.8	$343.2	$421.0	23.4%
Growth Rate	30.1%	21.1%	21.9%	21.8%	22.7%
Gross Profit	$94.0	$110.9	$131.8	$156.3	$185.9	20.2%
Margin	49.2%	47.9%	46.8%	45.5%	44.2%
EBITDA	$22.4	$27.9	$33.8	$41.6	$52.4	25.6%
Margin	11.7%	12.1%	12.0%	12.1%	12.5%
Cash Earnings	$11.8	$17.8	$23.7	$29.6	$38.3	73.4%
Margin	6.2%	7.7%	8.4%	8.6%	9.1%
Cash Earnings Per Share	$0.22	$0.34	$0.45	$0.56	$0.72	70.4%
CapEx	$1.7	$4.6	$5.8	$1.9	$2.1	-27.4%
% of Revenue	0.9%	2.0%	2.1%	0.6%	0.5%

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “The Merger—Background of the Merger” beginning on page 14 of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of the Company’s assets (i) between the Company or any of its affiliates, on the one hand, and Sanofi, Merger Sub, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of the Company or (iii) between the Company and its affiliates, on the one hand, and any person not affiliated with the Company who would have a direct interest in such matters, on the other hand.

MARKETS AND MARKET PRICE

Our common stock trades on the NASDAQ-Global Market under the symbol “BJGP.” As of January 14, 2011, there were 44,192,503 shares of common stock outstanding, held by approximately 50 stockholders of record.

The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on the NASDAQ-Global Market.

	High	Low
2011:
First quarter (through January 27, 2011)	$9.96	$9.91

2010:
Fourth quarter, ended December 31, 2010)	$9.93	$7.51
Third quarter, ended September 30, 2010	$8.35	$5.25
Second quarter, ended June 30, 2010	$5.60	$4.78
First quarter, ended March 31, 2010	$5.86	$4.91

2009:
Fourth quarter, ended December 31, 2009	$5.98	$3.47
Third quarter, ended September 30, 2009	$5.15	$3.92
Second quarter, ended June 30, 2009	$4.93	$3.01
First quarter, ended March 31, 2009	$5.41	$2.44

2008:
Fourth quarter, ended December 31, 2008	$6.74	$4.64
Third quarter, ended September 30, 2008	$7.43	$3.89
Second quarter, ended June 30, 2008	$7.96	$5.61
First quarter, ended March 31, 2008	$10.24	$7.26

On October 27, 2010, the last trading day before the Company publicly announced the execution of the merger agreement, the high and low sale prices for the Company’s common stock as reported on the NASDAQ-Global Market were $7.72 and $7.48 per share, respectively, and the closing sale price on that date was $7.66. On January 27, 2011, the last trading day before this proxy statement was printed, the closing price for our common stock on the NASDAQ-Global Market was $9.95.

Stockholders should obtain a current market quotation for the Company’s common stock before making any decision with respect to the merger.

We currently intend to retain earnings to finance the growth and development of our business and do not anticipate paying cash dividends in the near future. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the completion of the merger. After the merger, the Company will be a privately-held company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information known by us with respect to the beneficial ownership of shares of the Company’s common stock as of the record date for each of the following persons and based on information obtained from such persons:

•	each of our named executive officers;

•	each of our current directors,

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

The number of shares of the Company’s common stock beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares of common stock as to which the individual or entity has sole or shared voting power or investment power and includes any shares of common stock that an individual or entity has the right to acquire beneficial ownership of within 60 days of the record date through the exercise of any warrant, stock option or other right. In computing the number of shares of the Company’s common stock beneficially owned by a person and the percentage ownership of that person, shares underlying options, warrants and other rights that are exercisable within 60 days of the record date are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by them. The following table is based on 44,192,503 shares outstanding as of January 21, 2011. Unless otherwise indicated, the address of all individuals and entities listed below is BMP Sunstone Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Beneficially Owned
Directors and Named Executive Officers:
Les R. Baledge (1)	3,173,725	6.91%
David Gao (2)	1,128,261	2.53%
Martyn D. Greenacre (3)	387,000	*
Daniel P. Harrington (4)	1,994,993	4.45%
Frank J. Hollendoner (5)	179,505	*
Fred M. Powell (6)	240,000	*
John W. Stakes, M.D. (7)	232,000	*
Zhijun Tong (8)	4,059,583	9.17%
Albert Yeung (9)	95,000	*
Yanping Zhao (10)	148,750	*
All Directors and Executives Officers as a Group (10 persons) (11)	11,645,067	24.02%

Holders of More Than 5% of Common Stock:
Artis Capital Management, L.P. (12)	6,882,763	16.60%
One Market Plaza
Spear Street Tower, Suite 1700
San Francisco, CA 94105

Ashford Capital Management, Inc. (13)	5,483,139	12.15%
P.O. Box 4172
Wilmington, DE 19807

Zhiqiang Han (14)	3,200,000	7.24%

(1)

Includes 25,000 shares underlying options that are exercisable within 60 days of the record date and excludes 25,000 shares underlying options that are not exercisable within 60 days of the record date.

Includes 1,344,292 shares issuable on conversion of directly-held 12.5% Secured Convertible Notes due July 1, 2011 (the “January Exchange Notes”), along with accrued but unpaid interest thereon. Also includes 168,036 shares issuable on conversion of those certain January Exchange Notes held by Mr. Baledge’s wife and children, along with accrued but unpaid interest thereon. Includes 30,000 shares held by Mr. Baledge’s wife and children. Includes 192,500 shares underlying warrants held by Mr. Baledge. Mr. Baledge disclaims beneficial ownership in the securities held by his wife and children, except for his pecuniary interest therein.

(2)	Includes 416,888 shares underlying options that are exercisable within 60 days of the record date and excludes 38,112 shares underlying options that are not exercisable within 60 days of the record date. Mr. Gao has pledged 680,000 shares as collateral under certain personal credit facilities.
(3)	Includes 365,000 shares underlying options that are exercisable within 60 days of the record date and excludes 30,000 shares underlying options that are not exercisable within 60 days of the record date.
(4)	Includes 18,750 shares underlying options that are exercisable within 60 days of the record date and excludes 31,250 shares underlying options that are not exercisable within 60 days of the record date. Includes 1,154,602 shares held by TVI Corp. and 10,000 shares held by HTH Limited Partnership. Includes 588,129 shares issuable on conversion of January Exchange Notes and 12.5% March Cash Secured Convertible Notes due July 1, 2011 held by TVI Corp along with accrued but unpaid interest thereon. Includes 16,803 shares issuable on conversion of 12.5% March Cash Secured Convertible Notes due July 1, 2011 held by HTH Limited Partnership. Includes 168,036 shares issuable on conversion of 12.5% March Cash Secured Convertible Notes due July 1, 2011 held by Tinkham Veale II Revocable Trust. Includes 21,288 shares underlying warrants held by TVI Corp. Mr. Harrington has voting and investment control over the securities held by TVI Corp, HTH Limited Partnership and Tinkham Veale II Revocable Trust.
(5)	Includes 152,500 shares underlying options that are exercisable within 60 days of the record date and excludes 12,500 shares underlying options that are not exercisable within 60 days of the record date.
(6)	Includes 237,500 shares underlying options that are exercisable within 60 days of the record date and excludes 22,500 shares underlying options that are not exercisable within 60 days of the record date.
(7)	Includes 216,250 shares underlying options that are exercisable within 60 days of the record date and excludes 13,750 shares underlying options that are not exercisable within 60 days of the record date.
(8)	Includes 59,583 shares underlying options that are exercisable within 60 days of the record date and excludes 20,417 options that are not exercisable within 60 days of the record date.
(9)	Comprised of 95,000 shares underlying options that are exercisable within 60 days of the record date and excludes 10,000 options that are not exercisable within 60 days of the record date.
(10)	Comprised of 148,750 shares underlying options that are exercisable within 60 days of the record date and excludes 96,250 options that are not exercisable within 60 days of the record date.
(11)	Includes 1,735,222 shares underlying options that are exercisable within 60 days of the record date.
(12)	Information related to Artis Capital Management, L.P. is based on the Schedule 13G/A filed by Artis Capital Management, L.P., on February 16, 2010. According to Artis Capital Management, L.P. (“Artis”), Artis is a registered investment adviser; Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis. Mr. Stuart L. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Artis is the investment adviser to Artis Partners 2X Ltd., a Cayman Islands exempted limited partnership.
(13)	Information relating to Ashford Capital Management, Inc. is based solely on the Schedule 13G filed by Ashford Capital Management, Inc. on February 16, 2010. According to Ashford Capital Management, Inc., Ashford Capital Management, Inc. is a registered investment advisor and the shares are held in separate individual client accounts, separate limited partnerships and commingled funds.
(14)	Information related to Mr. Han is based on the Company’s knowledge that 3,200,000 previously-restricted shares held by Mr. Han were no longer restricted as of November 5, 2010 pursuant to the terms and conditions of the IP Transfer Agreement.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of the Company’s stockholders. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed, the Company will inform its stockholders, by press release or other means determined reasonable by the Company, of the date by which stockholder proposals must be received by the Company for inclusion in the proxy materials relating to the Company’s 2011 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about the Company and will be made available for inspection and copying at the Company’s executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

A list of stockholders will be available for inspection by stockholders of record during business hours at the Company’s corporate headquarters at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, for the ten days prior to the date of the special meeting and will also be available at the special meeting, and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournments thereof. The opinions of Stephens and PBC that the per share merger consideration is fair, from a financial point of view, copies of which is attached to this proxy statement as Appendix B and Appendix C, respectively, will also available for inspection and copying at the same address, upon written request by, and at the expense of, the interested stockholder.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting, except for the documents, or portions thereof, that are “furnished” rather than filed. The Company also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010; and

•

The Company’s Current Reports on Form 8-K filed with the SEC on January 8, 2010, as amended on January 24, 2011, February 1, 2010, March 16, 2010, May 6, 2010, July 13, 2010, and November 2, 2010, as amended on January 24, 2011, and December 17, 2010.

The Company undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

BMP Sunstone Corporation

600 W. Germantown Pike, Suite 400

Plymouth Meeting, Pennsylvania 19462

(610) 940-1675

Sanofi and Merger Sub have supplied, and the Company has not independently verified, the information in this proxy statement relating to Sanofi and Merger Sub.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such a proxy solicitation in such jurisdiction.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. The Company has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated January 28, 2011. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

BMP SUNSTONE CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 24, 2011

The undersigned hereby appoints Martyn D. Greenacre and Fred M. Powell as Proxies, each with the power to appoint such stockholder’s substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated on the reverse side, all of the shares of common stock of BMP Sunstone Corporation, held of record by the undersigned on January 14, 2011, at the special meeting of stockholders to be held on February 24, 2011 at the offices of Morgan, Lewis & Bockius LLP at 1701 Market Street, Philadelphia, Pennsylvania 19103, at 9:00 a.m., local time, and any and all adjournments or postponements thereof.

The shares represented by this Proxy will be voted as specified, or if no choice is specified, this proxy will be voted “FOR” the proposals, and, as said Proxies deem advisable, on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BMP SUNSTONE CORPORATION

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOLLOWING PROPOSALS.

Vote On Proposals		For	Against	Abstain

PROPOSAL 1	PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 28, 2010, AS AMENDED BY THE FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 22, 2010, BY AND AMONG SANOFI-AVENTIS, STAR 2010, INC. AND BMP SUNSTONE CORPORATION AND TO APPROVE THE MERGER.	☐	☐	☐

PROPOSAL 2	PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND APPROVE THE MERGER.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Special Meeting and at any postponement or adjournment thereof, including without limitation any proposal to adjourn the Special Meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. IF ANY OTHER MATTER COMES BEFORE THE SPECIAL MEETING, THE PROXIES WILL VOTE THIS PROXY IN THEIR DISCRETION ON SUCH MATTER.

Please sign exactly as your name appears herein. If shares are held by joint owners, both must sign. When signing as an attorney, executor, administrator, trustee, or guardian, give your full title as such. If shares are held by a corporation, the corporation’s president or other authorized officer must sign using the corporation’s full name. If shares are held by a partnership, an authorized person must sign using the partnership’s full name.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date